DEFINITIVE PROXY STATEMENT
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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           MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS AND
PROXY STATEMENT

MGP INGREDIENTS, INC.
Cray Business Plaza 100 Commercial Street
Atchison, Kansas 66002
April 8, 2016
NOTICE OF ANNUAL MEETING
To the Stockholders:
The Annual Meeting of Stockholders of MGP Ingredients, Inc. (the "Annual Meeting") will be held at the Atchison Event Center located at 710 S. 9th Street, Atchison, Kansas, on May 19, 2016, beginning at 10:00 a.m., local time. Stockholders will consider and vote to:

1.	Elect nine (9) directors;

2.	Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm;

3.	Approve proposed amendments to the Company's 2014 Equity Incentive Plan for compliance with Internal Revenue Code Section 162(m);

4.	Adopt an advisory resolution to approve the compensation of our named executive officers; and

5.	Transact such other business as may properly come before the meeting.
The record date for determining which stockholders may vote at this meeting or any adjournment is March 24, 2016.
We are distributing our proxy materials to our stockholders primarily via the Internet under the "Notice and Access" rules of the Securities and Exchange Commission ("SEC"). This approach saves printing and mailing costs and reduces the environmental impact of our Annual Meeting, while providing a convenient way to access the materials and vote. On April 8, 2016, we mailed a Notice of Internet Availability of Proxy Materials to stockholders of record at the close of business on March 24, 2016, containing instructions about how to access our proxy materials and vote online or vote by telephone.
Please review the instructions on each of your voting options described in this proxy statement and in the notice you received by mail. Your vote is important. Whether or not you plan to attend the Annual Meeting, PLEASE VOTE AS SOON AS POSSIBLE.

By Order of the Board of Directors

/s/ Karen Seaberg
Karen Seaberg
Chairperson of the Board

PROXY STATEMENT
We are providing this proxy statement (the "Proxy Statement") to you on the Internet, or upon your request, have delivered a printed version of this Proxy Statement to you by mailing in connection with the solicitation by the Board of Directors of MGP Ingredients, Inc. (the "Company") of proxies to be voted at our Annual Meeting of its stockholders to be held on May 19, 2016 (including any adjournment or postponement thereof).
These materials were first sent or made available to stockholders on or about April 8, 2016 and include:

•	The Notice of the Company's 2016 Annual Meeting of Stockholders;

•	This Proxy Statement; and

•	The Company's Annual Report on Form 10-K (as amended) for the year ended December 31, 2015, as filed with the SEC.
If you requested print versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.
Use of "Notice and Access"
Pursuant to rules adopted by the SEC, we use the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce the cost to the Company associated with the physical printing and mailing of materials.
VOTING MATTERS
How You Can Vote
Voters include recordholders, persons holding MGP stock in our Employee Stock Purchase Plan ("ESPP") and persons holding MGP stock through a broker or other nominee.
Stock Held of Record. If you are a stockholder of record, there are four ways to vote:
Internet Voting. You may vote by proxy via the Internet by following the instructions provided in the Notice.
Telephone Voting. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
Voting By Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
Voting in Person. You may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.
Stock Held Through a Broker or Other Nominee. If your shares are held in a brokerage account at a brokerage firm, bank, broker-dealer or similar organization, then you are the "beneficial owner" of shares held in "street name," and a Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote your shares. Those instructions are contained in a "voting instruction form." If you request printed copies of the proxy materials by mail, you will receive a voting instruction form. As a beneficial owner, you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting, unless you obtain a legal proxy from your broker, bank, or other nominee and present it to the inspectors of election at the Annual Meeting with your ballot.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on "routine" matters but cannot vote on "non-routine" matters. The only routine matter for which your broker will be permitted to vote on your behalf without your instructions is the proposal related to the selection of KMPG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspectors of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."
If you are a beneficial owner of shares held in street name, there are four ways to vote:
Internet Voting. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice.
Telephone Voting. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form.
Voting By Mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.
Voting in Person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee. Please contact your broker, bank, or other nominee for instructions regarding obtaining a legal proxy.
Stock Held in the MGP ESPP. Persons with shares held in the MGP ESPP may give their voting instructions to the ESPP plan administrator by any of the methods specified above. If you hold shares in the ESPP and do not provide instructions, your shares will not be voted.
How You May Revoke or Change Your Vote
You may revoke your proxy at any time before it is voted at the meeting by:

•	sending timely written notice of revocation to the corporate secretary;

•	submitting another timely proxy by telephone, Internet or mail; or

•
attending the Annual Meeting and voting in person. If voting in person, please bring written evidence confirming your ownership of the shares you wish to vote. If you hold through a trustee, broker or nominee, you may recast your vote or revoke your proxy by timely following the procedures of the trustee, broker or nominee. Without further action, your attendance at the Annual Meeting will not automatically revoke your proxy.

Attendance and Voting in Person at the Annual Meeting. Only recordholders or their properly appointed proxies, beneficial owners of MGP stock who have evidence of such ownership and provide personal identification (such as a driver's license or passport), and our guests may attend the Annual Meeting. ESPP participants and broker customers may only vote by instructing the plan administrator, broker or nominee and may not cast ballots at the Annual Meeting unless the plan administrator, broker or nominee has instructed us otherwise. Recordholders who vote in person by ballot at the Annual Meeting will thereby revoke any proxy previously appointed.
Other Voting Matters
The holders of record of the Company's common stock, no par value ("Common Stock"), and the Company's preferred stock, $10 par value ("Preferred Stock"), at the close of business on March 24, 2016 are entitled to notice of and to vote at the Annual Meeting. As of March 24, 2016, there were 16,687,127 shares of Common Stock outstanding and 437 shares of Preferred Stock outstanding. You are entitled to one vote for each share owned of record on that date.
All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by the proxy will be voted by those named in the proxy card in accordance with the recommendations of the Board of Directors.
If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy card will have the discretion to vote on those matters for you. As of the printing of this Proxy Statement, we do not know of any other matter to be presented at the Annual Meeting.
How Votes are Counted and Voting Requirements
Quorum. For you to approve proposals at the 2016 Annual Meeting, we must have a quorum. A quorum means the holders of a majority of the shares of each class of MGP stock outstanding on the record date are present at the Annual Meeting. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a broker has not received directions from customers and does not have discretionary authority to vote the customers' shares on a non-routine matter. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.
Votes Required for Approval. Generally, holders of Common Stock and Preferred Stock each vote separately as a class with respect to each matter that the class is authorized to vote on, with each share of stock in each class being entitled to one vote.
Proposal 1 – Elect Nine (9) Directors. Election of directors is determined by a plurality vote, and the candidates for office who receive the highest number of votes of the class entitled to vote on such director position will be elected. Holders of Common Stock are entitled to vote on the election of the Group A directors only and holders of Preferred Stock are entitled to vote on the election of the Group B Directors only. Because it is a plurality vote, abstentions and withheld votes will have no effect on the election of directors. Broker non-votes are disregarded and will not affect the determination of a plurality.
Proposal 2 – Ratify the Appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm. Ratification of KPMG LLP as MGP's independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock of MGP that are entitled to vote and that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Ratification of the independent registered public accounting firm is considered a routine matter and, accordingly, broker non-votes cannot occur.
Proposal 3 – Approve proposed amendments to the Company's 2014 Equity Incentive Plan. Approval of the proposed amendments to the Company's 2014 Equity Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock of MGP that are entitled to vote and that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
Proposal 4 – Adopt an Advisory Resolution to Approve the Compensation of our Named Executive Officers. Adoption of the resolution (referred to as "Say-on-Pay") requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock of MGP that are entitled to vote and that are present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
All other proposals – All other proposals require the affirmative vote of holders of a majority of shares of Common Stock and a majority of shares of Preferred Stock entitled to vote that are present in person or by proxy at the Annual

Meeting. Abstentions will have the same effect as a vote against the proposal. Brokers may vote on routine matters but cannot vote on non-routine matters.
The principal executive offices of the Company are located at Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 and the Company's telephone number at that address is (913) 367-1480.
PROPOSAL 1 –ELECT NINE (9) DIRECTORS
The Board of Directors has nominated each of James L. Bareuther, David J. Colo, Terrence P. Dunn, Anthony P. Foglio, Augustus C. Griffin, George W. Page, Jr., Daryl R. Schaller, Karen L. Seaberg, and M. Jeannine Strandjord for election as a director, to hold office until the Annual Meeting of stockholders to be held in 2017 and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Information regarding the director nominees is set forth below under the heading "Information Regarding Director Nominees." John P. Bridendall, who previously served as a director, has notified the Board he is not standing for re-election to the Board when his current term expires on May 19, 2016, the date of the Annual Meeting.
Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. If any nominee declines to serve or becomes unavailable for any reason before the election, the proxies may be voted for such substitute nominees as the Board of Directors may designate.
Voting Standard. Proxies will be voted in favor of James L. Bareuther, Terrence P. Dunn, Anthony P. Foglio and Daryl R. Schaller for Group A Directors and David J. Colo, Augustus C. Griffin, George W. Page, Jr., Karen L. Seaberg and M. Jeannine Strandjord for Group B Directors unless other instructions are given. Holders of Common Stock are entitled to vote on the election of the Group A directors only and holders of Preferred Stock are entitled to vote on the election of the Group B Directors only. Directors are elected by a plurality of votes and the nominees who receive the most votes will be elected. Votes may be cast in favor of a director or withheld. Votes that are withheld are disregarded in determining a plurality. Broker non-votes are disregarded and will not affect the determination of a plurality.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF JAMES L. BAREUTHER, DAVID J. COLO, TERRENCE P. DUNN, ANTHONY P. FOGLIO, AUGUSTUS C. GRIFFIN, GEORGE W. PAGE, JR., DARYL R. SCHALLER, KAREN L. SEABERG AND M. JEANNINE STRANDJORD AS DIRECTORS OF THE COMPANY.

PROPOSAL 2 – RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
The Board of Directors, upon recommendation of its Audit Committee, recommends that you ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 2016. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Information regarding the aggregate fees billed by KPMG LLP for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 for (i) professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's reports on Form 10-Q during such year ("Audit Fees"), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees, (iii) professional services rendered for tax compliance, tax advice or tax planning and (iv) other products and services is reported below under the heading "Audit and Certain Other Fees Paid Accountants."
Voting Standard. For the ratification of the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, is required. Abstentions with respect to the vote on ratification of the appointment of KPMG LLP as our independent registered public accounting firm will have the same effect as a vote against the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

PROPOSAL 3 – APPROVE PROPOSED AMENDMENTS TO THE COMPANY'S 2014 EQUITY INCENTIVE PLAN FOR COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

Introduction and Purpose of Proposal
Our Board has adopted, subject to the approval of our stockholders, amendments to our 2014 Equity Incentive Plan, which we refer to as our "Equity Plan." The amendments principally expand the list of business criteria for certain performance-based awards for purposes of compliance with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code. A copy of the Equity Plan as proposed to be amended is attached as Appendix A to this Proxy Statement. The following description of the material features of the Equity Plan as proposed to be amended is qualified in its entirety by reference to the provisions of the Equity Plan set forth in Appendix A.
Section 162(m) of the Internal Revenue Code, which we refer to as "Section 162(m)," places a limit of $1,000,000 on our federal income tax deduction for compensation paid in a taxable year to our Chief Executive Officer and our three other most highly-compensated officers (other than our Chief Financial Officer). There is an exception, however, that excludes from this limitation certain performance-based compensation. In particular, qualified performance-based compensation is not subject to the deduction limit, and is therefore fully deductible if several conditions are met. One of these conditions under Section 162(m) is that our stockholders must approve the material terms of the performance goals. Our Equity Plan, including the business criteria for performance goals, was originally approved by our stockholders at our 2014 Annual Meeting. The purposes of the Equity Plan are (1) attracting highly-qualified industry professionals; (2) rewarding and retaining our experienced professionals; and (3) properly developing our less-experienced employees. The Equity Plan is intended to accomplish the foregoing objectives by providing incentives to officers, employees, consultants, and other service providers of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company. It also encourages stock ownership by officers, employees, consultants, and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of the Company's Common Stock, or to receive compensation which is based upon appreciation in the value of the Company's Common Stock.

To the extent determined appropriate by the Board of Directors, the Board may desire to grant equity awards under the Equity Plan that are eligible to qualify as performance-based compensation under Section 162(m) and allow the Company and our stockholders to maximize, to the extent reasonably practicable, the tax deductibility of all compensation paid to our employees, including our executive officers. The Board has determined, by resolution, to amend the Equity Plan to include an expanded list of business criteria available for establishment of performance goals for Section 162(m) awards and submit the amendments to stockholders for their approval at this year's Annual Meeting. If the stockholders approve the amendments to expand the list of business criteria on which such performance goals may be based, compensation attributable to performance awards that are based on these expanded business criteria and are intended to qualify for this exception may be eligible to be fully deductible for federal tax purposes, potentially generating tax savings for us.

Because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Moreover, the Board or Human Resources and Compensation Committee may elect to grant performance-based awards that are not intended to satisfy all of the conditions necessary for awards granted under the Equity Plan to qualify as performance-based compensation under Section 162(m), even if all or less than all of the compensation resulting from the exercise, vesting or settlement of such awards is non-deductible. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain flexibility to compensate executives competitively even if such compensation is potentially not deductible for tax purposes. The Board and the Human Resources and Compensation Committee may determine, after balancing tax efficiency with long-term strategic objectives, that it is in the best interests of our stockholders to approve compensation that is not deductible under Section 162(m).

Importance of the Proposal

If stockholders do not approve the amendments to the Equity Plan, the Equity Plan as approved by stockholders on May 21, 2015 will continue and we will remain able to grant awards thereunder. However, any performance-based awards which tie vesting or payment to satisfaction of a business criteria which have not been approved by our stockholders will not be eligible to qualify for the exception to the deductibility limit set forth in Section 162(m).

Material Terms of the Performance Goals

Under Section 162(m), the material terms of the performance goals under the Equity Plan that must be approved are (1) the class of employees eligible to receive compensation upon achievement of performance goals applicable to awards intended to qualify as Section 162(m) performance-based compensation under the plan; (2) the business criteria on which such performance goals may be based; and (3) the maximum amount that may be paid to any employee subject to Section 162(m), sometimes referred to herein as a "covered employee," upon achievement of the performance goals applicable to an award under the plan.

Eligible Class

Awards may be granted only to officers, employees, consultants, and other service providers of the Company or any affiliate of the Company (the "Eligible Persons"); provided, however, that incentive stock options may only be granted to an employee of the Company or any parent or subsidiary. In no event may awards be granted to non-employee members of the Board of Directors under the Equity Plan. The Company estimates the number of Eligible Persons to be approximately 285.

At this time, we do not anticipate making any award grants to consultants under the Equity Plan (with the exception of one grant made to a consultant (to Mr. Schrick, a former executive of the Company, who received an award in 2016 that related to the Company's 2015 performance during which period he was an employee). Included within the group of individuals eligible to receive awards under the Equity Plan are all of the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.

Awards are granted at the discretion of the Human Resources and Compensation Committee. Accordingly, benefits and amounts that will be received in the future by Eligible Persons under the Equity Plan are not determinable.

Business Criteria

The Board has approved amendments to the Equity Plan to expand the list of business criteria in the Equity Plan, particularly to include additional types of performance measures, to include an expanded list of specific items that may be excluded from performance calculations, and also to clarify that the specified business criteria are required only for performance-based awards that are intended to comply with Section 162(m). The business criteria that may be used to establish incentive goals with respect to performance awards granted under the Equity Plan (as proposed for stockholder approval) are:

1.	earnings per share or cash earnings per share;

2.	operating cash flow;

3.	free cash flow, including EBIT, EBITDA, or adjusted EBITDA;

4.	cash flow return on investments;

5.	cash available;

6.	working capital;

7.	revenue or net revenue;

8.	stock price;

9.	total shareholder return;

10.	return on: invested capital, shareholder equity, or total assets;

11.	market share;

12.	economic value added;

13.	margin in relation to: gross profits, operating income or net income;

14.	gross profit;

15.	operating income;

16.	net income;

17.	expenses or operating expenses;

18.	cost or expense reduction goals;

19.	productivity of employees as measured by revenues, costs, or earnings per employee;

20.	improvements in capital structure, including increases or decreases in financial leverage;

21.	capacity, efficiency or utilization of distilling, ingredients or warehousing facilities;

22.	enterprise value;

23.	completion of acquisitions or business expansion;

24.	safety record;

25.	production or warehousing of premium whiskey in barrels; or

26.	any combination of the foregoing.

These business criteria may be applied on a pre- or post-tax basis and the administrator of the Equity Plan may, when the applicable incentive goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, including any one or more of the following: stock-based compensation expense; income or losses from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments or the sale of assets; extraordinary gains or losses; the cumulative effect of accounting changes; acquisitions or divestitures; foreign exchange impacts; any unusual, nonrecurring gain or loss; sales and use tax settlement; and gain on non-monetary transactions. As established by the administrator of the Equity Plan, the incentive goals may include, without limitation, GAAP and non-GAAP financial measures.

     Maximum Number of Shares Granted in Single Taxable Year

The maximum number of shares of Common Stock with respect to which options, stock appreciation rights, or other awards (other than other stock-based awards that are payable in cash or cash performance awards), to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, that may be granted during any calendar year to any employee is two hundred thousand ($200,000), and the maximum aggregate dollar amount that may be paid in any calendar year to any employee with respect to other stock-based awards that are payable in cash and cash performance awards is one million dollars ($1,000,000).

General Description of the Equity Plan
The following is only a brief summary of the significant provisions of the Equity Plan and is qualified in its entirety by reference to the full text of the Equity Plan, a copy of which is attached as Appendix A to this Proxy Statement.
General
The Equity Plan was originally adopted by the Board of Directors on April 1, 2014, and originally approved by our stockholders on May 22, 2014. Our stockholders approved amendments to the Equity Plan on May 21, 2015. The proposed amendments to the Equity Plan were adopted by the Board of Directors.
Plan Administration
Awards under the Equity Plan will be determined by the Human Resources and Compensation Committee of the Board or a subcommittee thereof (the "Committee") formed by the Human Resources and Compensation Committee to act thereunder, consisting solely of two or more directors who qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code") and as "non-employee directors" as defined in Rule 16b-3(b)(3) as promulgated under the Securities Exchange Act of 1934, as amended, and if applicable, who satisfy the requirements of the securities exchange on which the Company's stock is then traded. The Committee has full discretion to determine the officers, employees, consultants, and other service providers of the Company or its affiliates to whom awards will be granted pursuant to the Equity Plan. All questions of interpretation of the Equity Plan will be determined by the Committee, and its decisions are final and binding upon all participants. The Committee has full and conclusive authority to prescribe, amend and rescind rules and regulations relating to the Equity Plan, to determine the terms and provisions of the respective award agreements and to make all other determinations necessary or advisable for the proper administration of the Equity Plan.
Amendment, Modification and Termination
The Board of Directors at any time may amend or terminate the Equity Plan but will generally need stockholder approval to (1) increase the number of shares of Common Stock available under the Equity Plan, (2) materially expand the classes of individuals eligible to receive Awards, or (3) materially expand the type of awards available for issuance under the Equity Plan, or take any action which would otherwise require stockholder approval under the rules of the applicable exchange on which the Company's Common Stock trades.
Shares Subject to the Equity Plan
The Equity Plan currently permits the issuance of up to 1,500,000 shares of our Common Stock.
Options
At the time any option is granted under the Equity Plan, the Committee will determine whether the option is to be an incentive stock option described in Code Section 422 or a nonqualified stock option, and the option must be clearly identified as to its status as an incentive stock option or a nonqualified stock option. Incentive stock options may only be granted to employees of the Company or any subsidiary or parent. An incentive stock option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company's stockholders.
The exercise price for each granted option must be as set forth in the applicable Award Agreement, but in no event may it be less than the fair market value on the date the option is granted. The exercise price of an outstanding option granted may not be reduced, and such an option may not be exchanged for an option with a lower exercise price, in either case, without the approval of stockholders, except in the event of a recapitalization, reorganization, or similar event as described below.
In the case of incentive stock options, the aggregate fair market value (determined as of the date an incentive stock option is granted) of Common Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its subsidiaries may not exceed $100,000.
The Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of Common Stock, through a cashless exercise executed through a broker, or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.
The Equity Plan prohibits so-called "reload grants." Reload grants are grants of stock options that are made in consideration for or as a condition of the delivery of shares of stock to the issuer in payment of the exercise price or tax withholding obligation of any other option held by the recipient.
Stock Appreciation Rights
A stock appreciation right entitles the participant to receive the excess of (1) the fair market value of a specified or determinable number of shares of Common Stock at the time of payment or exercise over (2) a specified or determinable price, which may not be less than the fair market value on the date of grant. The exercise or strike price of a stock appreciation right may not be reduced, and a stock appreciation right may not be exchanged for a stock appreciation right with a lower exercise or strike price, in either case, without stockholder approval, except in the event of a recapitalization, reorganization, or similar event as described below. Upon settlement of a stock appreciation right, the Company must pay to the participant, at the discretion of the Committee, the appreciation in cash or shares of Common Stock (valued at the aggregate fair market value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine. Each stock appreciation right granted under the Equity Plan is generally exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement. However, subsequent to the grant of a stock appreciation right, the Committee, at any time before complete termination of such stock appreciation right, may accelerate the time or times at which such stock appreciation right may be exercised or paid in whole or in part.
Restricted Stock and Restricted Stock Units
A participant's right to retain restricted stock granted under the Equity Plan shall be subject to such restrictions, including but not limited to his or her continuous service for the Company or an affiliate for a restriction period specified by the Committee or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. Except to the extent otherwise provided in the Award Agreement entered into with respect to a grant of restricted stock, a participant shall have all voting, dividend, liquidation and other rights with respect to the shares represented by such restricted stock upon his or her becoming the holder of record of such restricted stock.
An Award of restricted stock units is a grant by the Company of a specified number of units, which shall each represent one share credited to a notional account maintained by the Company, with no shares actually awarded or transferred to the participant in respect of such units until settlement of such restricted stock unit as provided in the relevant Award Agreement. Settlement of a restricted stock unit may be contingent upon satisfaction of such conditions as are set forth in the relevant Award Agreement, including continuous service for the Company or an affiliate for a restriction period specified by the Committee or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such restricted stock unit. Except to the extent otherwise provided in the Award Agreement entered into with respect to a grant of restricted stock units, a participant shall have no voting, dividend, liquidation and other rights with respect to the shares represented by such restricted stock units until settlement of his or her restricted stock units. Except to the extent otherwise provided in the Award Agreement entered into with respect to a grant of restricted stock units, all restricted stock units will settle no later than March 15 of the calendar year following the calendar year in which any settlement conditions with respect to such restricted stock units lapse.
Other Stock-Based Awards
Other stock-based awards shall entitle the participant to receive, at a specified date, payment of an amount equal to all or a portion of either (i) a specified or determinable number of shares of Common Stock granted by the Committee, (ii) the value of a specified or determinable number of shares of Common Stock granted by the Committee, or (iii) a percentage or multiple of the value of a specified number of shares of Common Stock determined by the Committee. Payment in respect of other stock-based awards may be made by the Company in cash or shares of Common Stock as provided in the applicable Award Agreement or, in the absence of such provision, as the Committee may determine.
Cash Performance Awards
The Committee may grant cash performance awards that entitle the participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. Payment in respect of cash performance awards shall be made by the Company in cash.
General Rules
Restricted stock, restricted stock units, options, and stock appreciation rights will generally vest over a period of not less than three (3) years from the date of grant of such Award, provided that such Award may vest earlier on a pro-rata basis over any vesting period or upon the occurrence of a change in control (as defined in the Equity Plan) or upon the participant's death, disability, termination of employment or separation from service without cause, or upon the occurrence of such other event to the extent specified in the applicable Award Agreement. The Committee may, in its sole discretion, waive such vesting requirement, or provide for continued vesting consistent with the vesting period in an Award; provided that it shall not waive such requirement or continue such vesting to the extent such action would create adverse tax consequences for a participant under Code Section 409A or result in any Awards that are intended to constitute performance-based compensation for purposes of Code Section 162(m) to cease to so constitute performance-based compensation. Generally, any Award under the Equity Plan to a participant who has experienced a termination of employment, separation from service, or termination of some other service relationship with the Company and its affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement, or, as the Committee may otherwise determine to the extent not prohibited by the Equity Plan.
Recapitalizations and Reorganizations
The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of an Award and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event effected without receipt of consideration by the Company.
In the event of certain corporate reorganizations, Awards may be substituted, cancelled, accelerated, cashed out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the Equity Plan or the applicable Award Agreement.
Federal Income Tax Consequences
The following discussion outlines generally the federal income tax consequences of participation in the Equity Plan. Individual circumstances may vary and each recipient should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Equity Plan. Furthermore, any tax advice contained in this discussion is not intended to be used, and cannot be used, to avoid penalties imposed under the Code.
Non-Qualified Options. A recipient will not recognize income upon the grant of a non-qualified option or at any time prior to the exercise of the option or a portion thereof. At the time the recipient exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of Common Stock on the date the option is exercised over the exercise price paid for Common Stock, and the Company will then be entitled to a corresponding deduction.
Depending upon the period of time shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.
Incentive Stock Options. A recipient who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof (except, as discussed below, for purposes of the alternative minimum tax). Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. The recipient will be taxed on the difference between the exercise price he or she paid for the stock and the amount for which he or she sells the stock. If the recipient does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the recipient will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and the Company will not get a corresponding deduction. If the recipient sells the stock at a gain prior to that time, the excess of the lesser of the fair market value on the date of exercise or the amount for which the stock is sold over the exercise price the recipient paid for the stock will be taxed as ordinary income and the Company will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the recipient sells the stock for less than the exercise price he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.
Exercise of an incentive option may subject a recipient to, or increase a recipient's liability for, the alternative minimum tax.
Stock Awards. A recipient will not be taxed upon the grant of a stock award if such award is not transferable by the recipient and is subject to a "substantial risk of forfeiture," as defined in the Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the recipient or are no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a recipient so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and the Company also will be entitled to a corresponding deduction at that time.
Restricted Stock, Restricted Stock Units and Other Awards. A recipient will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award, restricted stock or restricted stock unit (the "Equity Incentives") or cash performance award. Generally, at the time a recipient receives payment under any Equity Incentive or cash performance award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of Common Stock received, and the Company will then be entitled to a corresponding deduction.
Other Information
The closing price of our Common Stock on March 24, 2016, as reported by Nasdaq, was $23.49 per share.
The following persons and groups have received grants of restricted stock units under the Equity Plan since its inception through April 8, 2016: (a) the Named Executive Officers (six persons), Mr. Griffin, 57,060 restricted stock units, Mr. Tracy, 6,256 restricted stock units, Mr. Schrick, 15,264 restricted stock units, Mr. Rindom, 13,522 restricted stock units, Mr. Dykstra, 12,493 restricted stock units and Mr. Pigott – 6,000 restricted stock units; (b) all current executive officers as a group (six persons) — 112,045 restricted stock units; (c) all current Directors who are not executive officers as a group (seven persons) — none; and (d) all employees, including all current officers who are not executive officers, as a group —72,528 restricted stock units. The amounts shown include awards that may have been forfeited in whole or in part.
New Plan Benefits
The Board of Directors has not made any grants of awards under the Equity Plan that are conditioned upon stockholder approval of the proposed amendment of the Equity Plan. It is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups of individuals if the amendment of the Equity Plan is approved.
Required Vote and Board Recommendation
For this Proposal 3, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, voting as separate classes, present in person or by proxy and entitled to vote at the meeting, is required. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE AMENDMENTS TO THE COMPANY'S 2014 EQUITY INCENTIVE PLAN FOR COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m).

PROPOSAL 4 – ADOPT AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") provides that the Company's stockholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company's named executive officers as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission's ("SEC") rules. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting the following "say-on-pay" proposal, which gives stockholders the opportunity to approve or not approve the Company's compensation program for named executive officers, as disclosed pursuant to Item 402 of Regulation S−K, by voting for or against the resolution set out below. While our Board intends to carefully consider the stockholder vote resulting from this proposal, the final vote is advisory in nature and will not be binding on the Company.
The Board and the Company's Human Resources and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Company, the Board and the Human Resources and Compensation Committee will consider the results of the vote in future compensation deliberations.
In addition to the say-on-pay vote, the Dodd−Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future (the frequency vote). The Company held the frequency vote at the 2011 Annual Meeting of Stockholders, where the stockholders voted for holding a say-on-pay vote every year. The next frequency and say-on-pay votes will occur next year.
At the 2015 Annual Meeting of Stockholders, all of the shares of Preferred Stock and 98.6% of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, voted in favor of our Say-on-Pay proposal, reflecting broad stockholder support for the Company's compensation of its named executive officers.
Voting Standard. For the advisory vote seeking approval of a resolution to approve named executive officer compensation, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock, voting as separate classes, present in person or by proxy and entitled to vote at the meeting, is required. Abstentions with respect to the advisory vote on the approval of a resolution to approve named executive officer compensation will have the same effect as a vote against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of the vote on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE "FOR" THE FOLLOWING RESOLUTION: "RESOLVED, THAT THE STOCKHOLDERS OF MGP INGREDIENTS, INC. APPROVE, ON AN ADVISORY BASIS, COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S−K, INCLUDING THE COMPENSATION OVERVIEW, COMPENSATION TABLES AND NARRATIVE DISCUSSION."

BOARD OF DIRECTORS
Listed below are the nine nominees for election as a director, each of whom currently serves on the Board. Each director elected at the Annual Meeting will serve a one-year term. John P. Bridendall, who serves as a Group A director and on the Nominating and Governance, Audit and Human Resources and Compensation Committees (and is chairman of the Human Resources and Compensation Committee), is not standing for re-election to the Board when his current term expires at the Annual Meeting.
Information Regarding Director Nominees

Directors and Board Nominees	Age[1]	Class of Director[2]	Dates of Service on MGP Board	Current Service on MGP Board
James L. Bareuther	70	Group A	Nominee	Audit Human Resources and Compensation Nominating and Governance
David J. Colo	53	Group B	August 2015-present	Audit Human Resources and Compensation Nominating and Governance
Terrence P. Dunn Nominating and Governance Committee Chairman	66	Group A	May 2014-present	Audit Human Resources and Compensation Nominating and Governance
Anthony P. Foglio	70	Group A	May 2014-present	Audit Human Resources and Compensation Nominating and Governance
Augustus C. Griffin President and Chief Executive Officer	56	Group B	August 2014-present	-
George W. Page, Jr.	60	Group B	May 2014-present	Audit Human Resources and Compensation Nominating and Governance
Daryl R. Schaller, Ph.D.	72	Group A	October 1997-present	Audit Human Resources and Compensation Nominating and Governance
Karen L. Seaberg Board Chairperson	68	Group B	August 2009-present Chairperson from December 2014-present	Human Resources and Compensation Nominating and Governance
M. Jeannine Strandjord Audit Committee Chairperson	69	Group B	December 2013-present	Audit Human Resources and Compensation Nominating and Governance

1All ages are as of March 31, 2016.
2Group A indicates the director is elected by holders of Common Stock under Article III, Section 3.2 of MGP's Amended and Restated Bylaws. Group B indicates the director is elected by holders of Preferred Stock under Article III, Section 3.2 of MGP's Amended and Restated Bylaws.
Board Nominees
JAMES L. BAREUTHER
Mr. Bareuther served as Chief Operating Officer of Brown-Forman Corporation from 2003 until his retirement in 2010. At Brown-Forman, he was responsible for the company's spirits and wine business in more than 140 countries across the globe. Prior to joining Brown-Forman as Director of U.S. sales in 1994, Mr. Bareuther was Executive

Vice President of Sales and Marketing for the Seagram Classics Wine Company in New York and California. He previously worked for Beringer Vineyards, a leading wine firm in Napa Valley, California. He is a former three-term Chairman of the Distilled Spirits Council of the United States (DISCUS), a national trade association based in Washington, D.C. representing producers and marketers of distilled spirits sold in the U.S. and around the world. He has served as a director of First Beverage Group since 2012 and as chairman of the board of directors since April 2014. Additionally, Mr. Bareuther has served on the boards of directors of Luna Winery since 2013 and Windy Hill Spirits since 2012. The Company believes that Mr. Bareuther's qualifications to serve on the Board include his extensive expertise and experience in the alcohol beverage industry.

DAVID J. COLO
Mr. Colo served as Executive Vice President and Chief Operating Officer of Diamond Foods, Inc. from 2013 until March 2016. He joined Diamond Foods in 2012 as Executive Vice President of Global Operations and Supply Chain. For the three years prior to joining Diamond Foods, Mr. Colo served as an independent industry consultant focusing on organizational optimization and planning. From 2003 to 2005, he served as President of ConAgra Food Ingredients. Before his employment at ConAgra Foods, Mr. Colo spent several years with Nestle-Purina Pet Care Company in roles of increasing responsibility, including Vice President of Supply for the company's Golden Products Division, and Vice President of Store Brands and Venture Development. He also served two years as President of the American Dehydrated Onion and Garlic Association. The Company believes that Mr. Colo's qualifications to serve on the Board include his extensive experience in the food industry.
TERRENCE P. DUNN
Mr. Dunn served as President and Chief Executive Officer of J.E. Dunn Construction Group Inc. (formerly known as Dunn Industries) from 1989 until his retirement in 2015. Since 1989, he has also served as a director of J.E. Dunn Construction Group. J.E. Dunn Construction Group Inc. is headquartered in Kansas City, Missouri, and is the holding company for commercial contractor and construction company affiliates across the nation, including J.E. Dunn Construction Company. Since 2003, he has served as a director of UMB Financial Corp., where he serves as lead director and chairs the Governance Committee. He has also served as a director of Kansas City Southern since 2007, where he is a member of the Audit and Nominating and Governance Committees. Mr. Dunn served as a director of Commerce Bank of Kansas City from 1993 until 1997 and H&R Block Bank from 2007 until 2009. Mr. Dunn brings significant board and governance experience from his service as past director of the board of the Federal Reserve Bank of Kansas City from 1998 until 2003 and from serving on the boards of directors of businesses having operations within the Company's geographic footprint. He also has extensive management skills as the former chief executive of a large construction company having offices throughout the United States, operations experience in project management with responsibilities for budgeting, and in the management of significant growth of his company in geographic scope and volume over the past 20 years. The Company believes that Mr. Dunn's qualifications to serve on the Board include his extensive executive experience in managing a capital intensive business, as well as his experiences and expertise in corporate finance and accounting, strategic planning, executive compensation matters and his board leadership skills.
ANTHONY P. FOGLIO
Mr. Foglio's career spans over 40 years in the alcohol beverage industry. Since 2010, he has served as the Chairman of Anchor Brewers and Distillers. From 2008 until 2010, he served as the Chairman of Preiss Imports, which merged into Anchor Brewers and Distillers. He served as the Chairman of Skyy Spirits, LLC from 2006 to 2008 and as the President and CEO of Skyy Spirits from 1998 to 2006. Mr. Foglio helped Skyy Spirits become a multi-brand portfolio, spanning a variety of categories including vodkas, tequilas, rums, gins, whiskies, cordials, liqueurs and distinctive Campari brands. During his career, Foglio has fostered profitable growth and development of world-renowned brands including SKYY Vodka, 1800 Tequila, Smirnoff Vodka, Bailey's Irish Cream, Jose Cuervo Tequila, and J & B Scotch, and is now leading the focus within the craft beer and spirits world via Anchor Brewing and Anchor Distilling. The Company believes that Mr. Foglio's qualifications to serve on the Board include his extensive expertise and experience in the alcohol beverage industry and management of the growth and development of multi-brand portfolios.

AUGUSTUS C. GRIFFIN
Mr. Griffin has served as President and Chief Executive Officer since July 2014. Immediately prior to joining MGP, he served as Executive Vice President of marketing for Next Level Spirits, a northern California-based producer, importer, and distributor of premium wine and spirits brands. Between November 2011 and March 2013, Mr. Griffin served as brand and business consultant for Nelson's Green Brier, Tennessee. He served for 24 years with Brown-Forman Corporation in increasingly important brand management and general management roles, where he ultimately became Senior Vice President and Global Managing Director in charge of the company's flagship Jack Daniel's business in 2008. The Company believes Mr. Griffin's qualifications to serve on the Board include extensive alcohol beverage industry experience and expertise and the insights he brings from his service as our President and Chief Executive Officer.
GEORGE W. PAGE, JR.
Mr. Page has, since 2013, served as an independent consultant for valve marketing and engineering design at Page Solutions. He has extensive general management experience, as well as experience leading product development, engineering, manufacturing, operations, and sales. From 1998 until 2012, he served as the Engineering Director of Spence Engineering at Circor International Inc., a company that designs, manufactures, and markets valves and other highly-engineered products used in the energy, aerospace and industrial markets. He also held various management positions at Fisher Instruments / H.D. Baumann Assoc. Ltd., a global designer, manufacturer and supplier of control valves and regulators, from 1992 until 1998. Mr. Page served as the President and Chairman of the Board of Center for Graphic Communications, Inc., a commercial printing company, from 1988 until 1992. Mr. Page is the cousin of Karen L. Seaberg. The Company believes that Mr. Page's qualifications to serve on the Board include his business and educational experiences.
DARYL R. SCHALLER, Ph.D.
Dr. Schaller currently provides, and from 1996 through November 2011 provided, consulting services through his consulting firm, Schaller Consulting. He was Vice President of Research and Development of International Multifoods Corp., of Minneapolis, Minnesota, from November 2001 through June 2003. He retired from Kellogg Co. in 1996 after 25 years of service. He served Kellogg as its Senior Vice President—Scientific Affairs from 1994 until 1996, and previously was Senior Vice President—Research, Quality and Nutrition for Kellogg. The Company believes that Dr. Schaller's qualifications to serve on the Board include his education and his extensive experience in the food industry.
KAREN L. SEABERG
Ms. Seaberg is a member of the Heartland chapter of NACD and has been an executive travel agent and minority owner of Travel Center of Atchison for 28 years. She is also co-owner of a Long John Silver's franchise in Atchison, Kansas. Ms. Seaberg is active in civic affairs at both the local and national level. She was instrumental in the creation of Atchison's $4.8 million Riverfront Park in 2004 and was the Kansas Governor's Chair for the national Lewis and Clark Bicentennial Commemoration in 2002-2006, bringing one of 15 national events to Atchison, Leavenworth and Kansas City in 2004. She also served on the Lewis & Clark Trail Heritage Foundation board, a national not-for-profit based in Great Falls, MT, from 2003 to 2007 and as its national president from 2007 to 2008. Ms. Seaberg has been the chair of the annual Amelia Earhart Festival since 1997, which brings over 40,000 people to Atchison every year in July. Ms. Seaberg served on the Atchison Hospital Board from 1990 to 2004, and presently serves on the Board of the Cray Medical Research Organization at the University of Kansas Medical Center, Kansas City, Kansas, a position she has held since 1995. In 2015, she was recipient of the Hall of Fame award from the Chamber of Commerce and the Vision of Excellence award from the Santa Fe Depot Trustees in Atchison, Kansas. She is the cousin of George W. Page, Jr. The Company believes that Ms. Seaberg's qualifications to serve on the Board include her business and civic experience and organizational skills, her knowledge of the Company and the industries in which it operates, her familiarity with the community in which the Company operates and her significant stock ownership.

M. JEANNINE STRANDJORD
Mrs. Strandjord has over 40 years of financial management experience and was employed in three different and diverse industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968. For 20 years, beginning in 1985, she held several senior financial and related senior management roles at Sprint Corporation. She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired. She was Senior Vice President and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003 and was Controller and Treasurer for Sprint Corporation from 1986 to 1998. Ms. Strandjord has been a director of American Century Mutual Funds (for six registered investment companies) since 1994. From 1996 through May 2012, she was a director of DST Systems, Inc., where she chaired the Audit Committee and sat on the Compensation Committee and Governance and Nominating Committee. Ms. Strandjord has been a director of Euronet Worldwide, Inc. ("Euronet") since 2001. Ms. Strandjord was Euronet's Lead Independent Director from 2010 to 2014 and continues to be the Chairman of Euronet's Audit Committee. The Company believes that Ms. Strandjord's qualifications to serve on the Board include her experience on the boards of various other public companies, as well as her background in finance, corporate governance, restructuring, talent management, and compensation and benefits.
CORPORATE GOVERNANCE AND COMMITTEE REPORTS
The Board; Standing Committees; Meetings; Independence
The Board of Directors believes that a majority of the directors should be independent and has determined that the following directors or director-nominees are independent: James L. Bareuther, John P. Bridendall, David J. Colo, Terrence P. Dunn, Anthony P. Foglio, George W. Page, Jr., Daryl R. Schaller, Karen L. Seaberg and M. Jeannine Strandjord. In determining the independence of directors and nominees, the Board found that none of the independent directors or nominees has any material relationship with the Company other than as a director. In making these determinations, the Board considers all facts and circumstances as well as the standards defined in Rule 4200(a)(15) of the NASDAQ Stock Market.
The Board has three standing committees: Audit Committee, Nominating and Governance Committee and Human Resources and Compensation Committee. The composition of the Committees is described under "Board of Directors."
All of the members of the Nominating and Governance Committee are determined independent under the NASDAQ listing rules.
The members of the Audit Committee are independent under the NASDAQ listing rules and meet the applicable independence requirements of Section 10A (m) (3) of the Securities Exchange Act of 1934, as amended. The members of the Human Resources and Compensation Committee are also determined independent under the NASDAQ listing rules and applicable rules of the Securities and Exchange Commission. Each director on the Committees is a "non-employee" director as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 and an "outside" director as defined under Section 162(m) of the Internal Revenue Code.
The Board meets immediately after each Annual Meeting of the stockholders and may hold other regular and special meetings. The meetings are led by the Chairperson of the Board. During 2015, the Board met six times, the Audit Committee met eight times, the Human Resources and Compensation Committee met four times and the Nominating and Governance Committee met five times. Each non-employee director attended more than 75% of the meetings of the Board and the Committees of which the director was a member.
Corporate Governance Documents
Our key governance documents include:

•	Code of Conduct;

•	Charters of each of the Audit Committee, Human Resources and Compensation Committee and the Nominating and Governance Committee; and

•	Stock Ownership Guidelines.
All of these documents are available on our website at www.mgpingredients.com in the For Investors / Corporate Governance section and a copy of any of these documents will be sent to any stockholder upon request.
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the quality and integrity of the financial statements, financial reporting process, and systems of internal controls. The Audit Committee also assists the Board in monitoring the independence and performance of the independent registered public accountant and the internal audit department. It also reviews and makes recommendations with regard to the process involved in the Company's implementation of its conflict of interest and business conduct policy, is responsible for establishing and monitoring compliance under the code of conduct applicable to the chief executive and financial officers and oversees the Board's risk management process. In connection with this work, the Committee engages in regular discussions of the Company's risks with senior management, internal auditors, and external auditors, and annually reviews: (a) the adequacy of the Audit Committee's written charter that has been adopted by the Board of Directors; (b) the independence and financial literacy of each member of the Audit Committee; (c) the plan for and scope of the annual audit; (d) the services and fees of the independent auditor; (e) certain matters relating to the independence of the independent auditor; (f) certain matters required to be discussed with the independent auditor relative to the quality of the Company's accounting principles; (g) the audited financial statements and results of the annual audit; (h) recommendations of the independent auditor with respect to internal controls and other financial matters; (i) significant changes in accounting principles that are brought to the attention of the Committee; and (j) various other matters that are brought to the attention of the Committee.
The Board has determined that M. Jeannine Strandjord, James L. Bareuther, John P. Bridendall, David J. Colo, Terrence P. Dunn, Anthony P. Foglio, George W. Page, Jr. and Daryl R. Schaller are independent, as independence for audit committees is defined in the applicable listing standards of the NASDAQ Stock Market. The Board of Directors has determined that M. Jeannine Strandjord is an "audit committee financial expert," as defined in Item 407(d)(5) of SEC Regulation S-K. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933. Further, the designation or identification of a person as an audit committee financial expert does not impose any duties, obligations, or liability on such person that are greater than the duties, obligations, or liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations, or liability of any other member of the audit committee or board of directors.

Audit Committee Report
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company's legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the year ended December 31, 2015. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
The Audit Committee has reviewed and discussed the matters as are required to be discussed with the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees; has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee; and has discussed with the independent auditor the auditor's independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2015 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee Members:	M. Jeannine Strandjord (Chair) John P. Bridendall
David J. Colo
Terrence P. Dunn
Anthony P. Foglio
George W. Page, Jr.
Daryl R. Schaller

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Nominating and Governance Committee
The purposes of the Nominating and Governance Committee are to recommend to the Board the qualifications for new director nominees, candidates for nomination and policies concerning compensation and length of service.
In identifying nominees for the Board of Directors, the Nominating and Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors and management. The Nominating and Governance Committee will also consider candidates recommended by stockholders in accordance with its policies and procedures. However, the Nominating and Governance Committee may choose not to consider an unsolicited candidate recommendation if no vacancy exists on the Board. The Nominating and Governance Committee may, in its discretion, use an independent search firm to identify nominees.
The Nominating and Governance Committee believes that each candidate for the Board should be a person known for his or her integrity and honesty. Although the Committee does not have a formal policy with regard to diversity in identifying candidates, it looks for education, experience, knowledge or skills that complement those of existing members and that may be helpful to the Board in exercising its oversight responsibilities. A sufficient number of Board members must meet the tests for independence set forth in the applicable listing standards of the NASDAQ Stock Market and Section 10A of the Securities Exchange Act of 1934, as amended, to permit the Company to satisfy applicable NASDAQ and legal requirements. The Committee also believes it is desirable for at least one Board member to be an "audit committee financial expert," as defined in Rule 407(d)(5) of Regulation S-K. In considering candidates, the Committee may take into account other factors as it deems relevant.

In evaluating potential nominees, the Nominating and Governance Committee determines whether the nominee is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. The Nominating and Governance Committee will conduct a check of the individual's background and generally will conduct personal interviews before recommending any candidate to the Board. The Nominating and Governance Committee in its sole discretion may require candidates (including a stockholder's recommended candidate) to complete a form of questionnaire providing information required to be disclosed in the Company's proxy statement. Mr. Bareuther was recommended for nomination as a director by the Chief Executive Officer and a non-management director. For the nomination of Mr. Colo, the Company used a third party search firm.
Stockholders who wish to recommend candidates for consideration by the Nominating and Governance Committee in connection with next year's Annual Meeting should submit the candidate's name and the information set forth below in writing to the chairperson of the Nominating and Governance Committee, in care of the Company's Secretary, at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas, 66002, on or before January 19, 2017. In addition to the name of the candidate, a stockholder should submit:

•	his or her own name and address as they appear on the Company's records;

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if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder's beneficial ownership and period of ownership and that provides the record holder's name and address as they appear on the Company's records;

•	a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;

•	the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and

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pertinent information concerning the candidate's background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Human Resources and Compensation Committee
The Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity-based plans that are subject to Board approval. The Committee administers the Company's stock option and restricted stock plans, and also serves as an executive search committee. Each Committee member qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of Internal Revenue Code Section 162(m). The Committee has a charter, which may be found on the Company's website at www.mgpingredients.com.
The Committee typically meets four or five times a year and generally considers and recommends various components of the Company's compensation programs at regularly scheduled times throughout the year. Such programs typically originate as recommendations of management. The Committee typically considers any proposed amendments to benefit plans that are to take effect in the following year at its November meeting. It has typically conducted performance and salary reviews of the CEO and receives the CEO's performance reviews and salary recommendations for other officers at its November meeting. It generally considers long-term incentive awards and performance goals for annual cash incentives in March.
When considering compensation matters, the Committee relies upon the experience of its members, the recommendations of management and outside consultants retained by the Committee.
See "Compensation Discussion and Analysis - Compensation Overview – How We Determine Compensation" for further information on the processes we follow in setting compensation.

Human Resources and Compensation Committee Report
We reviewed and discussed with management the "Compensation Discussion and Analysis" section of this Proxy Statement. Based on such review and discussion, we recommended to the Board that this Proxy Statement include the "Compensation Discussion and Analysis."
Human Resources and

Compensation Committee Members:	John P. Bridendall (Chair)
David J. Colo
Terrence P. Dunn
Anthony P. Foglio
George W. Page, Jr.
Daryl R. Schaller
Karen L. Seaberg
M. Jeannine Strandjord
Board Leadership Structure
Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in the best interest of the Company to make that determination in a manner it believes best provides appropriate leadership for the Company at the time, based on the circumstances and direction of the Company and the membership of the Board. Our current structure does not combine the positions of Chief Executive Officer and Chairperson of the Board of Directors, the latter also acting in the capacity of lead director. Augustus Griffin is currently our Chief Executive Officer and is responsible for day-to-day leadership of the Company. Karen L. Seaberg serves as the Chairperson of the Board. The Board of Directors believes this is the most appropriate structure for the Company at this time, as it permits the President and Chief Executive Officer to focus his attention on managing our day-to-day business and enhances the ability of the Board of Directors to provide strong oversight of the Company's management and affairs.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Overview
This discussion provides an overview and analysis of our compensation programs and policies, the compensation decisions we made under those programs and policies, and the factors we considered in making those decisions. We also provide a series of tables that present information about the compensation earned or paid in each of 2013, 2014, and 2015 to our named executive officers, including:

•	Augustus C. Griffin – Mr. Griffin, our President and Chief Executive Officer, joined the Company in July 2014.

•	Thomas K. Pigott – Mr. Pigott has served as Vice President of Finance and Chief Financial Officer since September 2015.

•	David E. Rindom – Mr. Rindom served as Vice President, Human Resources from June 2000 until December 2015, when he was appointed Vice President and Chief Administrative Officer.

•	David E. Dykstra – Mr. Dykstra has served as Vice President, Alcohol and Marketing since 2009.

•	Randall M. Schrick – Mr. Schrick served as Vice President of Production and Engineering from September 2014 until his retirement on December 31, 2015.

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Donald P. Tracy – Mr. Tracy joined the Company in October 2009 and served as Vice President of Finance and Chief Financial Officer from November 6, 2009 until the termination of his employment on May 28, 2015.

The discussion below is intended to help you understand the information provided in the tables and put that information into context within our overall compensation program.
Objectives of our Compensation Program
Our compensation program objectives are to align compensation programs with our business objectives and stockholders' interests, to reward performance, to be externally competitive and internally equitable and to retain talent on a long-term basis. In particular, our philosophy is to balance salary and benefits with incentive and equity compensation so that the interests of the executive officers will be aligned with those of stockholders.
Components of Our Compensation Program
The principal components of our compensation program are base salary, annual cash incentive awards, long-term equity incentives and equity and non-equity-based retirement compensation.

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Base salary is designed to attract and retain executives over time. In setting base salaries, our objectives are to assure internal fairness of pay in terms of job size, external competitiveness so that we can attract and retain needed talent, and a consistent, motivating system for administering compensation. Base salaries of named executive officers are reflected in the Salary column of the Summary Compensation Table.

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Annual cash incentive awards are intended to focus executives on factors deemed critical to our profitability. By rewarding named executive officers for good performance, we believe we help align their interests with those of our stockholders. Such awards, when paid to named executive officers, are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

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Long-Term Incentives, which have been in the form of restricted stock or restricted stock units, are intended to motivate the achievement of key long-term financial performance goals and thereby generate stockholder value, provide management an opportunity to increase ownership of our stock, help attract and retain key employees, and be cost efficient. The Human Resources and Compensation Committee's typical practice is to grant awards made with respect to a year as soon as practicable following the close of the year based on the performance during that year. In accordance with the rules of the Securities and Exchange Commission relating to the reporting of stock awards, such awards are included in the Summary Compensation Table for the year in which they were made, rather than in the year to which they relate. The grant date fair values of awards, computed in accordance with FASB ASC Topic 718, made during 2015, 2014 and 2013 to named executive officers are shown in the Stock Awards column of the Summary Compensation Table. Awards made with respect to 2015 performance were made in early 2016, and are, therefore, not included in the Summary Compensation Table. Awards made with respect to 2014 were made on February 26, 2015 and are included in the Summary Compensation Table. Any dividends paid on restricted stock or restricted stock units during a period are included in the All Other Compensation column of the Summary Compensation Table for the period in which they are paid.

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Non-Equity-Based Retirement Compensation, provided through our 401(k) plan, permits employees to reduce their current income taxes by making limited pre-tax contributions to increase, enhance and diversify their retirement savings. Named executive officers participate in the 401(k) plan on the same basis as other eligible employees. Amounts, if any, contributed by the Company under the 401(k) plan are included in the All Other Compensation column of the Summary Compensation Table.

Consideration of Say-On-Pay Results
At the 2015 Annual Meeting of Stockholders, all of the shares of Preferred Stock and 98.6% of the shares of Common Stock, present in person or by proxy and entitled to vote at the meeting, voted for the approval of compensation of the Company's named executive officers. We believe this indicates stockholder confidence in our pay for performance philosophy.
Employment of Mr. Pigott
In connection with the retention of Mr. Pigott as the Company's Vice President of Finance and Chief Financial Officer, the Company negotiated and recommended to the Board of Directors for approval the Company's offer letter. The offer letter addresses his base salary, short term incentives, long term incentives and signing bonus. The following is a summary of the material terms of Mr. Pigott's offer letter:
Base salary. The offer letter provides Mr. Pigott an initial base salary of $285,000 per year.
Signing Bonus. Mr. Pigott received a one-time signing bonus of 6,000 restricted stock units under the Company's 2014 Equity Incentive Plan which will cliff vest on September 14, 2018, subject to the terms and conditions of Mr. Pigott's award agreement and the 2014 Equity Incentive Plan.
Short-Term Incentive. The offer letter with Mr. Pigott provides that his target short-term incentive award under the Company's 2014 Short-Term Incentive Plan ("STI Plan") for the attainment of the Company's performance measures was set at $142,500. Pursuant to the terms of the offer letter, the 2015 STI award was prorated from Mr. Pigott's actual date of employment. Mr. Pigott's threshold STI Plan award was set at 50% of the target ($71,250), for the attainment of the Company performance measures equivalent to not less than 90% of the target, subject to proration as described above. The maximum STI Plan award that Mr. Pigott could earn was, by the terms of the offer letter, set at 200% of the target award ($285,000), subject to proration as described above.
Long-term Incentive. The offer letter with Mr. Pigott provides that he be eligible to participate in the Company's long-term equity incentive program, with an award for each year following 2015 as determined by the Compensation Committee. Pursuant to the terms of the offer letter, for 2015, Mr. Pigott received an award pursuant to the Company's 2014 Equity Incentive Plan. The offer letter provided that the 2015 award would vary depending on the Company's performance measured against the performance measures, with a target award at $45,600 and a maximum award at 200% of the targeted award amount ($91,200).
Additionally, the Offer letter provides that the Company will provide one year's base salary as severance in the event of a termination of Mr. Pigott without cause. Mr. Pigott was eligible for relocation benefits in accordance with the Company's relocation policy.

How We Determine Compensation
As noted elsewhere in this Proxy Statement, our Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the Company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity-based plans that are subject to Board approval. The Chief Executive Officer provides the Committee with performance reviews and salary recommendations for other officers.
The Committee has unrestricted access to management. It may also request the participation of management or the Committee's independent consultant at any meeting or executive session. Committee meetings are regularly attended by the Chief Executive Officer, except for executive sessions and discussions of his own compensation and the Committee's independent consultant. The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer's compensation with the Board in executive session of non-management directors only.
The Committee has sole discretion, at Company expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate.
Base Salary. Our Vice President – Chief Administrative Officer develops a summary of the titles and job descriptions of senior officers and other employees and submits them to a retained compensation consultant, which maintains survey data for similar-sized manufacturing firms. A retained compensation consultant prepares a report identifying the ranges of compensation at these companies for persons with similar responsibilities to those employees described in the company-prepared summary. In addition, annually we obtain from a retained compensation consultant updated information regarding average pay increases at the companies for which a retained compensation consultant maintains survey data. This survey information, or summaries thereof, is provided to the Human Resources and Compensation Committee. The Committee reviews this information, considers any recommendation made by the Chief Executive Officer with respect to other named executive officers and tries to assure that each officer's base compensation falls within a range that is within 80% to 120% of a specified percentile of salaries paid to executives holding comparable positions at the surveyed companies. Although the ultimate goal is to compensate executive officers at the midpoint of this targeted range for comparable positions at companies within the survey, a particular individual's salary may fall above or below the targeted level because of his or her tenure, experience level, or performance. The Human Resources and Compensation Committee has approved the 50th percentile of the market as the target for base salaries.
When made, annual adjustments usually take place after the start of the next year, but are retroactive to the start of such year. When making annual adjustments, the Human Resources and Compensation Committee generally uses a matrix format that takes into account each executive's performance review and the extent to which his or her salary is above or below the midpoint for comparable positions. Adjustments sometimes occur at other times of the year as a result of a promotion or other change in duties.
Annual Cash Incentive. We believe a significant portion of the compensation of senior managers should be incentive based, and that by rewarding good performance, such arrangements help align the interests of our named executive officers with those of our stockholders. The goal of our annual program is to align more closely how we compensate employees with our business strategy. Specifically, we want to encourage employees to think about how they can contribute to driving Company profitability, reduce costs for goods and equipment, and create efficiencies to improve our ongoing operations. We reward them for success by basing annual cash bonuses on the attainment of performance metrics that correspond with the creation of shareholder value.
2014 Short-Term Incentive Plan
Effective January 1, 2015, we adopted a new Short-Term Incentive Plan (the "STI Plan"). The STI Plan is designed to motivate and retain Company officers and employees and to tie their short-term incentive compensation to achievement of certain profitability goals of the Company.

Pursuant to the STI Plan, short-term incentive compensation is dependent on the achievement of certain performance metrics by the Company established by the Board of Directors and certain individual qualitative objectives. Each performance metric is calculated in accordance with the rules approved by the Human Resources and Compensation Committee. For 2015, such performance metrics were operating income, pre-tax earnings contribution from the Company's ICP joint venture, and production and warehousing of premium whiskey in new white oak barrels, each calculated as presented in the table below. In setting these metrics, the Human Resources and Compensation Committee noted the overlap of Operating Profit with EBITDA and cash earnings per share used in 2014 and the importance of effectively managing the Company's joint venture interest in ICP and in laying down sufficient barrels of whiskey to achieve the Company's five-year financial plan. Payments at any of these levels of performance were conditioned upon there being no uncured default in compliance with the Company's debt covenants under its Credit Agreement. Levels for operating income (before STI and LTI Plan payouts) and pre-tax earnings contribution are shown in thousands.

	Weighting	Minimum Payout	Plan Payout	Maximum Payout
		90%	100%	150%
Operating Income*	70%	$14,667	$16,297	$24,445
Joint Venture Pre-Tax Earnings Contribution	10%	$3,240	$3,600	$5,400
Production and Warehousing of Premium Whiskey in New White Oak Barrels	20%	9,266	10,296	15,444

*Calculated before STI and LTI Plan payouts.

The Human Resources and Compensation Committee determines the officers and employees eligible to participate under the STI Program for the plan year as well as the target annual incentive compensation for each participant for each plan year.
For 2015, the Company achieved Operating Income of $32,850,000, or 201% of target, Joint Venture Pre-Tax Earnings Contribution of $6,242,000, or 173% of target, and Production and Warehousing of Premium Whiskey in New White Oak Barrels of 29,731, or 288% of target. As a result of this performance, Mr. Griffin received a payment of $579,000, Mr. Schrick received a payment of $249,324, Mr. Rindom received a payment of $223,795, Mr. Dykstra received a payment of $207,000 and Mr. Pigott received a pro-rated payment of $81,839.
Long-Term Incentives
 The 2014 Equity Incentive Plan

On May 22, 2014, stockholders approved the 2014 Equity Incentive Plan. The Board has reserved 1,500,000 shares of Common Stock for issuance under the plan. The 2014 Equity Incentive Plan authorizes awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash performance awards. It also provides for a shorter three-year vesting period. The mix of long-term incentives going forward is expected to continue to be 100% in three-year vesting restricted stock unit awards. Each named executive officer's participation level is subject to Human Resources and Compensation Committee discretion. The long-term incentive awards made in any given year under the 2014 Equity Incentive Plan relate to performance for the prior year.
Mr. Pigott received a one-time signing bonus of 6,000 restricted stock units under the 2014 Equity Incentive Plan which will vest on September 14, 2018, subject to the terms and conditions of Mr. Pigott's award agreement and the 2014 Equity Incentive Plan.

In February 2016, certain of the named executive officers received an award of restricted stock units under the 2014 Equity Incentive Plan, related to their performance in 2015.

	2/17/2016
		Grant
	# of	date fair
Participant	RSUs	value($)
Mr. Griffin	24,638	$578,993
Mr. Pigott	2,799	65,777
Mr. Rindom	7,619	179,047
Mr. Dykstra	7,047	165,605
Mr. Schrick	8,573	201,466

Mr. Tracy did not receive an award due to his termination of employment on May 28, 2015.

Retirement Compensation. We provide non-equity-based compensation through our 401(k) plan, a tax-qualified defined contribution plan. The amount of our contributions to the 401(k) plan is determined by the Board each year based on the Human Resources and Compensation Committee's recommendation. The Committee bases its recommendation primarily upon the recommendations of management as well as Company performance for the year. Our 401(k) plan allows a Company match of 1% for each 1% of employee deferral to a maximum of 6%. Named executive officers participate in the 401(k) plan on the same basis as other employees. Amounts contributed under the 401(k) plan have been allocated to participant accounts in proportion to each participant's eligible compensation, as defined in the plan. Three years' service is required for full vesting in the amount of the Company contribution to the 401(k) plan.
Other Compensation Programs. We do not provide executive perquisites of any significance. We also do not have significant executive benefits, such as supplemental executive retirement plans or deferred compensation arrangements. Mr. Griffin receives an automobile allowance of $500 per month pursuant to the terms of his employment agreement. Mr. Griffin also received reimbursement for certain moving expenses in connection with his relocation at the time of his employment.
Except for provisions in long-term incentive plans applicable to all participants and provisions in employment agreements or offer letters with identified officers, as described below, we generally do not have formal arrangements for paying severance to our executive officers upon their termination of employment or a change in control, but may negotiate severance arrangements on a case-by-case basis.
Employment Agreements and Other Arrangements
Griffin Employment Agreement
In connection with the retention of Mr. Griffin as the Company's President and Chief Executive Officer, the Compensation Committee negotiated and recommended to the Board of Directors for approval the Company's entrance into an employment agreement with Mr. Griffin. The employment agreement with Mr. Griffin provides him an initial base salary of $375,000 per year, reviewed annually by the Human Resources and Compensation Committee of the Board in accordance with the performance evaluation practices of the Company, but it may not be decreased without Mr. Griffin's consent. The employment agreement with Mr. Griffin provides that he be eligible to participate in the Company's long-term equity incentive program, with an award for each year following 2014 as determined by the Compensation Committee.

Pigott Offer Letter

In connection with the retention of Mr. Pigott as the Company's Vice President of Finance and Chief Financial Officer, the Company and Mr. Pigott entered into an offer letter. The terms of the offer letter are described in "Compensation Discussion and Analysis – Employment of Mr. Pigott" above.

Tracy Severance
On May 28, 2015, the Company terminated the employment of Don Tracy. In connection with the termination of his employment, the Company and Mr. Tracy entered into a Separation Agreement and Release dated June 17, 2015 (the "Separation Agreement") pursuant to which the Company and Mr. Tracy agreed that his termination was made without "Cause" pursuant to Section 2.14(d) of the Company's Amendment and Restatement of Executive Employment Agreement with Mr. Tracy dated December 17, 2013 (the "Employment Agreement"). Pursuant to the terms of his Separation Agreement, Mr. Tracy became entitled to a severance amount of $870,340, comprised of (1) severance pay in the amount equal to 18 months of Base Salary to be paid in periodic installments in accordance with the Company's regular payroll schedule; (2) a lump sum payment equal to one and one-half times the mean of bonus payments paid to Mr. Tracy during the last three years; (3) payment of the cost of the Company's portion of monthly premiums of health care coverage at the same level of coverage Mr. Tracy had on May 28, 2015 on an after-tax basis through December 31, 2015. He also received vesting of 13,585 shares of restricted stock granted on August 26, 2010 (which represents pro rata vesting of the award through May 28, 2015, pursuant to the authority provided to the Human Resources and Compensation Committee under the Guidelines for Issuance of Fiscal 2010 Restricted Share Awards). He forfeited the remainder of his equity awards. As a condition to receiving such payment amounts, Mr. Tracy is subject to (i) customary non-disclosure and non-use restrictions, (ii) a release of the Company from any liability and waiver of certain other claims and (iii) customary non-compete and non-solicit restrictions. Mr. Tracy continues to be obligated to comply with certain confidentiality, non-competition and non-solicitation provisions contained in his Employment Agreement for an 18-month period.
Schrick Retirement
On June 23, 2015, Mr. Schrick notified the Company that he intended to retire effective as of December 31, 2015. On June 23, 2015, Mr. Schrick and the Company entered into a consulting agreement pursuant to which Mr. Schrick agreed to provide consulting with respect to such business matters as he previously provided services. During the term of the Consulting Agreement, which initially runs from January 1, 2016 to December 31, 2018, and for an 18-month period thereafter, Mr. Schrick will be subject to customary noncompetition, customer and supplier nonsolicitation and employee nonsolicitation restrictions. Additionally, in recognition of Mr. Schrick's service to the Company and as compensation for his ongoing consulting services, the Company has elected to continue the vesting of Mr. Schrick's outstanding restricted stock and restricted stock unit awards on their original vesting schedules. Accordingly, 16,500 shares of restricted stock and 29,941 restricted stock units will continue to vest following Mr. Schrick's retirement.

Stock Ownership Guidelines.
On April 1, 2014, our Board has adopted stock ownership guidelines to better align the interests of our executive officers and directors with the interests of stockholders and further promote our commitment to sound corporate governance. On May 20, 2015, our Board updated the stock ownership guidelines applicable to directors.
Under the guidelines, our executive officers are required to achieve ownership of our Common Stock valued at two times their annual base salary (five times in the case of the Chief Executive Officer and two and a half times in the case of the Chief Financial Officer). The individual guideline level for each executive officer is initially calculated using the executive officer's base salary as of the date the person is first appointed as an executive officer. This guideline level is then recalculated at each January 1st. Unless an executive officer has satisfied his or her applicable guideline level, the executive officer is required to retain an amount equal to 50% of the net shares received as the result of the exercise, vesting or payment of any equity awards granted to the executive officer. Executive officers are expected to be in compliance with their guideline level within five (5) years of the later of (a) becoming an executive officer and (b) implementation of this policy. Mr. Rindom and Mr. Dykstra have satisfied the ownership requirements, and Mr. Griffin and Mr. Pigott are progressing toward attaining their applicable ownership requirements.
Under the guidelines, the chairman of the Board is expected to beneficially own Common Stock valued at five times the annual cash retainer as a director and each other non-employee director is expected to beneficially own Common Stock valued at three times the annual cash retainer payable to such director. The guideline level is calculated using the annual cash retainer due the director when first elected to the Board. This guideline level is then recalculated at each January 1st. Non-employee directors are required to satisfy their guideline level within three (3) years of joining the Board, and are expected to continuously own sufficient shares to satisfy the guideline once attained for so long as they remain a member of the Company's Board.
Shares that count toward satisfaction of the stock ownership guidelines for executive officers and directors include the following: (i) shares owned outright by the executive officer or director, or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the executive officer or director, or his or her immediate family members; (iii) vested shares of restricted stock; and (iv) vested shares of restricted stock units. The following do not count towards satisfaction of the stock ownership guidelines: (i) unvested shares of restricted stock or restricted stock units; (ii) shares pledged as collateral for a loan; (iii) unexercised stock options (whether vested or unvested); and (iv) incentive performance awards that may be settled in cash (whether vested or unvested).
The stock ownership guidelines are administered, interpreted, and construed by the Human Resources and Compensation Committee. In administering the stock ownership guidelines, the Human Resources and Compensation Committee will annually review the extent to which each executive officer and director of the Company has complied with the stock ownership policy.
The ownership levels of our named executive officers and non-employee directors as of February 2, 2016 are set forth in the table entitled "Principal Stockowners" below. We also have an insider trading policy that, among other things, prohibits executive officers from entering into any hedging or monetization transactions or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar or other derivative security. Other than the stock ownership guidelines described above, we do not have a policy regarding the length of time executives or directors have to hold their stock after exercise or vesting.

Tax and Accounting Considerations and Other Matters.
Tax Considerations. Under IRC Section 162(m), publicly-held companies may not deduct compensation paid to named executive officers to the extent that an executive's compensation exceeds $1,000,000 in any one year, unless such compensation is "performance based." Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain flexibility to compensate executives competitively even if such compensation is potentially not deductible for tax purposes. The Board and the Compensation Committee may determine, after balancing tax efficiency with long-term strategic objectives, that it is in the best interests of our stockholders to approve compensation that is not deductible under Section 162(m).
Accounting Considerations. We do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation. Compensation expense related to our performance-accelerated restricted stock awards that were granted in prior years is based on the market price of stock on the date the Board approved the program. Total expected compensation expense for each program is amortized over the vesting period of the awards, three years, five years or seven years. Compensation expense related to the restricted stock unit awards that we made on February 26, 2015 and September 14, 2015 was based on market price of stock on those dates and is being amortized over three years in each case.
Other Matters. Our code of conduct discourages short sales and trading in our stock on a short-term basis.
Under our clawback policy, a participant under any of our annual incentive or other performance-based compensation plans is required to repay or forfeit, to the fullest extent permitted by law and as directed by the Board, any annual incentive or other performance-based compensation received by him or her if:

•	the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently determined to be erroneous,

•	the amount of the compensation that would have been received by the participant had the financial results been properly reported would have been lower than the amount actually received, and

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the Board determines in its sole discretion that it is in the best interests of the Company and its stockholders for the participant to repay or forfeit all or any portion of the compensation. In this regard, compensation includes proceeds, gains or other economic benefit actually or constructively received by the participant upon receipt or exercise of an award or upon receipt of resale of any shares of stock underlying an award.

All determinations and decisions made by the Board pursuant to the provisions of this policy are final, conclusive and binding on all persons.
Our policy applies to any annual incentive or other performance-based award granted to an officer with respect to fiscal periods beginning on or after July 1, 2009 and to other participants with respect to any annual incentive or other performance-based award granted with respect to fiscal periods beginning on or after July 1, 2011. The remedy specified in this policy is not intended to be exclusive, but in addition to every other right or remedy at law or in equity that may be available to us.
Our policy will be amended if and as required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it is implemented. Any such amendment will be applicable to any annual incentive or other performance-based award made to any executive officer with respect to prior periods to the extent required by law.
2016 Compensation Matters
In 2015 the Company announced a new five-year strategic plan. Under the 2015 plan:

•	We intend to maximize the value of our current production volume;

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We will work to develop partnerships to support brand creation and long-term growth, and to combine our innovation capabilities and industry expertise to provide unique solutions and offerings to the marketplace;

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We will invest to support our growth, including (i) capital expenditures to increase our operational reliability and our commitment to the whiskey category, (ii) increases in our stock of aged whiskey, and (iii) selected investments in our capabilities in sales and marketing and research and development;

•	We will continue to focus on disciplined risk management practices; and

•	We will build the MGP brand with all of our stakeholders.
For 2016, like 2015, 10% of the award will be based on subjective evaluation of the executive officer's qualitative performance, and 90% will be based on the attainment of goals established pursuant to certain quantitative metrics. The quantitative metrics used for evaluating 2016 performance will be:

•	Operating income;

•	EBITDA; and

•	Earnings per share.
These quantitative metrics may be applied on a consolidated basis or by subsidiary, division or joint venture. These goals reflect the strategies adopted with our new plan. Payments at any of these levels of performance are conditioned upon (i) there being no uncured default in compliance with the Company's debt covenants under its Credit Agreement and (ii) the production and warehousing of at least 20,000 barrels of premium whiskey in new white oak barrels for MGP inventory. If Credit Agreement waivers are issued during a plan year to allow for debt covenant compliances, the HRCC shall review the waivers for compliance with the quantitative metrics used for evaluating 2016 performance.
The long-term incentive opportunity for 2016 for Mr. Griffin is 75% of his base salary, while the long-term incentive opportunity for the other executive officers is 40% of such officer's base salary. The equity incentive awards based on 2016 performance will be made in early 2017. The awards will vest over a three-year period.

The Human Resources and Compensation Committee has determined that the short-term incentive opportunity for Mr. Griffin for 2016 is 75% of his base salary, while the short-term incentive for the other named executive officers is 50% of each such officer's base salary.

SUMMARY COMPENSATION TABLE
YEARS ENDED DECEMBER 31, 2015 AND DECEMBER 31, 2014 AND DECEMBER 31, 2013
The following table shows the compensation that we paid for services rendered to us in all capacities to the persons who served as our principal executive officer ("PEO"), principal financial officer ("PFO") and the three most highly-compensated executive officers serving as such at the end of 2015. The table also includes information for each such person during the years ended December 31, 2014 and December 31, 2013 that he also was deemed a named executive officer.

				Non-Equity Incentive Plan Compensation ($)(3)
Name and Principal Position			Stock Awards ($)(2)		All Other Compensation ($)(4)
	Year	Salary ($)(1)				Total ($)
Augustus C. Griffin(a) (PEO)	2015	$386,000	$311,436	$579,000	$15,273	$1,291,709
	2014	160,601	96,720	142,788	8,093	408,202
Thomas K. Pigott (b) (PFO)	2015	82,212	94,380	81,389	1,598	259,579
Donald P. Tracy (c) (Former PFO)	2015	99,632	95,404	-	879,690	1,074,726
	2014	362,281	82,950	275,700	18,138	739,069
	2013	229,750	—	120,619	17,971	368,340
Randy M. Schrick (d)	2015	249,995	102,038	249,324	18,404	619,761
	2014	385,434	82,950	294,840	18,174	781,398
	2013	245,707	—	128,997	18,295	392,999
David E. Rindom (e)	2015	221,947	90,021	223,795	18,777	554,540
	2014	220,917	82,950	130,050	18,347	452,264
	2013	212,500	—	111,563	17,718	341,781
David E. Dykstra (f)	2015	205,626	83,052	207,000	15,022	510,700
	2014	182,420	82,950	109,453	14,646	389,469

(a)	Mr. Griffin has served as President and Chief Executive Officer since July 28, 2014.

(b)	Mr. Pigott has served as Vice President of Finance and Chief Financial Officer since September 14, 2015.

(c)
Mr. Tracy served as Vice President of Finance and Chief Financial Officer from November 6, 2009 until his termination of employment on May 28, 2015, and served as Interim Co-Chief Executive Officer from December 2013 until July 2014.

(d)
Mr. Schrick served as Vice President of Production and Engineering from September 2014 until his retirement on December 31, 2015, and served as Interim Co-Chief Executive Officer from December 2013 until July 2014. From June 2009 to September 2014, he served as Vice President of Engineering.

(e)	Mr. Rindom served as Vice President, Human Resources from June 2000 until December 2015, when he was appointed Vice President and Chief Administrative Officer.

(f)	Mr. Dykstra has served as Vice President, Alcohol and Marketing since 2009.

(1)	Includes amounts paid to Mr. Tracy and Mr. Schrick for their service as Interim Chief Executive Officer from December 2013 to July 2014 in the amounts of $105,000 and $112,000, respectively.

(2)
The amount shown is the grant date fair value of awards made during the period computed in accordance with FASB ASC Topic 718. Accelerated full or pro rata vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause. We pay dividends on these shares during the vesting period, which are not taken into account in determining their grant date fair value. Mr. Griffin, Mr. Rindom, Mr. Dykstra and Mr. Pigott were granted Restricted Stock Units based on 2015 performance in February 2016 in the amounts of $578,993, $179,047, $165,605 and $65,777, respectively. These grants are not included in the table.

(3)
90% of the cash incentive payment for 2012 was paid in December 2012, with the remaining 10% paid in 2013. Amounts due under the cash incentive payments for 2013 performance were made in the first quarter of 2014 and are reflected in the table above. Amounts due under the cash incentive payments for 2014 performance were made in the first quarter of 2015 and are reflected in the table above. Amounts due under the cash incentive payments for 2015 performance were made in the first quarter of 2016 and are reflected in the table above.

(4)
Includes dividends paid on unvested restricted stock awards in 2015 in the following amounts: Mr. Tracy - $1,848; Mr. Schrick – $1,848; Mr. Rindom - $1,848; Mr. Dykstra - $1,374. Includes dividend equivalents paid on restricted stock unit awards in 2015 in the following amounts Mr. Griffin – $1,945; Mr. Tracy - $1,422; Mr. Schrick – $1,796; Mr. Rindom - $3,249; Mr. Dykstra - $2,921. Includes the Company's contributions to the Company's 401(k) plan allocated to the accounts of each named executive officer for 2015 in the following amounts: Mr. Griffin – $7,075; Mr. Tracy - $5,978; Mr. Schrick – $14,507; Mr. Rindom - $13,428; Mr. Dykstra - $10,474. Includes an automobile allowance for Mr. Griffin and moving expense reimbursement and temporary housing costs for Mr. Pigott. Also includes amount paid by the Company towards the purchase of life insurance. Additionally includes severance paid or accrued to Mr. Tracy under the terms of his Separation Agreement, the terms of which are discussed under "Employment Agreements and Other Arrangements - Tracy Severance." The severance benefits paid or accrued to Mr. Tracy in 2015 reflected in the "All Other Compensation Column" include (i) a lump sum payment of $276,224 representing one and one-half times the mean of the bonuses the Company paid to him in the last three years, (ii) an aggregate amount of $353,241, paid in periodic installments in accordance with the Company's regular payroll schedule, (iii) $9,659 representing COBRA benefits paid in monthly installments pursuant to his Separation Agreement and (iv) $231,217 representing the value of the restricted shares that vested in connection with his termination.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information with respect to each named executive officer concerning grants during the year ended December 31, 2015, of awards under both the Company's equity and non-equity plans.

		Estimated future payouts under			Estimated future payouts under			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
		non-equity incentive plan awards			equity incentive plan awards

	Grant	Threshold	Target	Max	Threshold	Target	Max
Name	date	($)	($)	($)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Augustus C. Griffin
LTI Opportunity	2/26/15(1)				6,160	12,319	24,638
STI Opportunity	2/26/15(2)	$144,750	$289,500	$579,000
Time RSUs	2/26/15(3)							20,422	$311,436
Thomas K. Pigott
LTI Opportunity	2/26/15(1)				700	1,400	2,799
STI Opportunity	2/26/15(2)	$71,250	$142,500	$285,000
Signing Bonus RSUs	9/14/15(4)							6,000	$94,380
Donald P. Tracy
LTI Opportunity	2/26/15(1)(5)				2,004	4,008	8,016
STI Opportunity	2/26/15(2)(5)	$58,750	$117,500	$235,000
Time RSUs	2/26/15(3)(5)							6,256	$95,404
Randy M. Schrick
LTI Opportunity	2/26/15(1)				2,143	4,287	8,573
STI Opportunity	2/26/15(2)	$63,000	$126,000	$252,000
Time RSUs	2/26/15(3)(6)							6,691	$102,038
David E. Rindom
LTI Opportunity	2/26/15(1)				1,905	3,810	7,619
STI Opportunity	2/26/15(2)	$56,000	$112,000	$224,000
Time RSUs	2/26/15(3)							5,903	$90,021
David E. Dykstra
LTI Opportunity	2/26/15(1)				1,762	3,524	7,047
STI Opportunity	2/26/15(2)	$51,750	$103,500	$207,000
Time RSUs	2/26/15(3)							5,446	$83,052

(1)
The amounts reported under the Threshold, Target and Maximum columns in this table are the possible incentive compensation awards calculated in accordance with the provisions set forth in the LTI Plan. The Threshold column reports the awards that would have been paid if 90% of the performance targets were met. If less than 90% of a performance target is met, no incentive award is paid with respect to that target. The Target column reports the awards that would have been paid if 100% of the performance targets were met and the Maximum column reports the amount that would have been paid if 150% of the performance targets were met and represents the maximum awards available under the plan regardless of the amount by which the performance targets are exceeded. The performance targets performance goals relate to both quantitative and qualitative criteria. For 2015, each executive received the maximum award payable under the LTI Plan as described in "Compensation Discussion and Analysis - Long-Term Incentives".

(2)
The amounts reported under the Threshold, Target and Maximum columns in this table are the possible incentive compensation awards calculated in accordance with the provisions set forth in the STI Plan. The Threshold column reports the awards that would have been paid if 90% of the performance targets were met. If less than 90% of a performance target is met, no incentive award is paid with respect to that target. The Target column reports the awards that would have been paid if 100% of the performance targets were met and the Maximum column reports the amount that would have been paid if 150% of the performance targets were met and represents the maximum awards available under the plan regardless of the amount by which the performance targets are exceeded. The performance targets performance goals relate to both quantitative and qualitative criteria. For 2015, each executive received the maximum award payable under the STI Plan as reported in the Summary Compensation Table.

(3)	The grant of RSUs reported for this award will vest on the third anniversary of each such award's grant date.

(4)	The grant of RSUs reported for this award, which were granted to Mr. Pigott in connection with his hiring, will vest on the third anniversary of each such award's grant date.

(5)	Award was forfeited by Mr. Tracy in connection with his termination of employment prior to end of 2015.

(6)	Award continues to vest as described in "Employment Agreements and Other Arrangements - Schrick retirement."

OUTSTANDING EQUITY AWARDS ON DECEMBER 31, 2015
The following table shows information concerning restricted stock and restricted stock unit awards outstanding held by the named executive officers on December 31, 2015. No options were outstanding to any named executive officers as of such date.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Of Shares or Units of Stock That Have Not Vested ($)
Augustus C. Griffin**	12,000	(1)	$311,400
	20,422	(7)	529,951
Thomas K. Pigott**	6,000	(2)	155,700
Donald P. Tracy**	-		-
Randy M. Schrick**	16,500	(3)	428,175
	8,250	(4)	214,088
	15,000	(6)	389,250
	6,691	(7)	173,631
David E. Rindom**	16,500	(3)	428,175
	18,250	(4)	473,588
	15,000	(5)	389,250
	15,000	(6)	389,250
	5,903	(7)	153,183
David E. Dykstra**	12,500	(3)	324,375
	13,250	(4)	343,838
	15,000	(5)	389,250
	15,000	(6)	389,250
	5,446	(7)	141,324

(1)	These shares will vest on July 31, 2017.

(2)	These shares will vest on September 14, 2018.

(3)	These shares will vest on August 25, 2016.

(4)	These shares will vest on February 28, 2017.

(5)	These shares will vest on November 28, 2017.

(6)	These shares will vest on January 22, 2019.

(7)	These shares will vest on February 25, 2018.
** Mr. Griffin, Mr. Rindom, Mr. Dykstra and Mr. Pigott received grants of restricted stock units, based on 2015 operating results, in February 2016 in the following amounts: 24,638, 7,619, 7,047 and 2,799, respectively. These grants will vest on February 16, 2019 and are not reflected in this table.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information with respect to each named executive officer concerning the exercise of options and the vesting of stock during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Augustus C. Griffin	-	-	-	-
Thomas K. Pigott	-	-	-	-
Donald P. Tracy	-	-	13,585	$231,217
Randy M. Schrick	-	-	14,300	212,069
David E. Rindom	-	-	14,300	212,069
David E. Dykstra	-	-	10,400	154,232

(1)
The value realized upon vesting was calculated using the closing price of the Company's Common Stock on the day date the shares vested multiplied by the number of shares vested. The shares held by Mr. Tracy vested on June 17, 2015, and the value realized upon the vesting of such shares was calculated using the closing price of the Company's Common Stock on the date the shares vested ($17.02) multiplied by the number of shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
General
As noted above, our long-term incentive plans contain change-in-control provisions. The employment agreements with some of our named executive officers discussed above in "Compensation Discussion and Analysis - Employment Agreements and Other Arrangements" contain change-in-control provisions as well.
Employment Agreements
As discussed above, the Company entered into an employment agreement with Mr. Griffin upon his retention as President and Chief Executive Officer. Pursuant to his employment agreement, in the event of his termination of employment, Mr. Griffin would have the right to receive any annual bonus with respect to a year ending prior to the date of such termination but unpaid at such date, payable at the same time as such payment would be made if Mr. Griffin remained employed. Unless Mr. Griffin's employment is terminated by the Company for Cause (as defined in the agreement) or he terminates his employment, he would receive an amount equal to his annual base salary paid in equal installments on the dates on which his base salary would have been paid had he continued employment. Unless Mr. Griffin were terminated for Cause or terminated his employment, Mr. Griffin would receive any performance bonus related to the year in which his termination occurred, calculated based on actual performance through the end of the performance period prorated for the number of days of his employment during the year in which his termination occurred. In the event of a termination due to death or disability, Mr. Griffin would receive the same amounts as if the Company were to have terminated him without cause.
Additionally, as discussed above, the Company entered into an offer letter with Mr. Pigott upon his retention as the Company's Vice President of Finance and Chief Financial Officer. The offer letter provides that the Company will provide one year's base salary as severance in the event of a termination of Mr. Pigott without cause.

Restricted Stock and Restricted Stock Unit Awards
2004 Plan
For awards under our 2004 Plan, immediate vesting occurs under our restricted stock awards and restricted stock unit awards upon a change of control. Accelerated or pro-rata vesting is permitted for restricted stock units if employment is terminated as a result of death, disability, retirement or, in the discretion of the Human Resources and Compensation Committee, termination without cause. The following summarizes the arrangements provided for outstanding restricted stock awards and restricted stock unit awards in the event of termination or change in control, although the Committee has discretion under the 2004 Plan to modify these arrangements and has generally exercised such discretion in the event of involuntary termination. We provide for change- in-control payments in our long-term incentive plans so that employees will remain focused on our business in the event of potential or actual changes in control.
Restricted stock and restricted stock unit awards granted under our 2004 Plan vest in five years. In the event of a participant's death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award, shares of restricted stock issued to the participant on August 26, 2011 and restricted stock units issued on March 1, 2012, November 29, 2012, and January 23, 2014 vest as to the number of shares of restricted stock issued to the participant multiplied by a fraction, the numerator of which equals the number of months (including fractional months as full months) that such participant was employed by us, commencing as of August 26, 2011, March 1, 2012, November 29, 2012 and January 23, 2014, respectively, and ending on the date of termination of employment, and the denominator of which is sixty. The balance of shares of restricted stock and restricted stock units issued to the participant is forfeited. However, unlike restricted stock, restricted stock unit awards granted in 2012 provide for pro-rata vesting after one year in the event of a participant's death, disability, retirement or, in the sole discretion of the Human Resources and Compensation Committee, involuntary termination of employment without cause. Further, in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), the vested portion of a participant's restricted stock unit award will be distributed in shares of the Company's Common Stock on the earliest to occur of (i) the end of the five-year vesting period, (ii) the participant's death or "separation from service" (as defined in the Section 409A Treasury regulations) or (iii) certain change-in-control events described below. If a participant is a "specified employee" under the Section 409A Treasury regulations (generally an officer whose annual compensation exceeds $160,000), a distribution of vested restricted stock unit award shares on account of the participant's separation from service will be delayed until the first business day immediately following the six-month anniversary of the date the participant separates from service.
The 2004 Plan permits accelerated vesting on a pro-rata basis of restricted stock and restricted stock unit awards not intended to be qualified under Section 162(m) of the Internal Revenue Code when employment is terminated by reason of disability, death, retirement or, at the discretion of Human Resources and Compensation Committee, involuntarily without cause. The Committee has exercised its discretion to waive minimum vesting periods to permit such pro-rata vesting of awards.
All restricted stock awards under the 2004 Plan become fully vested in the event of a change of control. A change in control is deemed to occur in the event of (i) certain acquisitions of 30% or more of our outstanding Common Stock and 50% of our outstanding Preferred Stock, or 30% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, (ii) certain changes of more than a majority of the membership of the Board of Directors, or (iii) certain mergers which result in our stockholders owning less than 50% of the combined voting power of the surviving corporation. All restricted stock unit awards also become fully vested and the shares of Company Common Stock covered by the awards are immediately distributed to the participants upon a "change in the ownership" of the Company or the subsidiary for which a participant performs services, a "change in effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company (in each case as defined in the Section 409A Treasury regulations). Generally, (i) a change in ownership of the Company or a subsidiary occurs upon an acquisition that gives the acquirer ownership of more than 50% of the total fair market value or voting power of the Company or a subsidiary, respectively, (ii) a change in effective control of the Company occurs upon either (A) the acquisition of 30% or more of the total voting power of the Company during a twelve-month period or (B) the replacement of a majority of the members of the Company's Board of Directors during a twelve-month period where such replacement was not endorsed by a majority of the existing members and (iii) a change in the ownership of a substantial portion of assets of the Company occurs upon an acquisition during a twelve-month period of 50% or more of the total gross fair market value of all the assets of the Company.
2014 Plan
Restricted stock units granted under the 2014 Plan will generally vest over a period of not less than three (3) years from the date of grant of such Award, provided that such Award may vest earlier on a pro-rata basis over any vesting period. Upon the occurrence of a change in control (as defined in the 2014 Equity Incentive Plan) or upon the participant's death or disability any restricted stock units that have not previously vested will vest. Upon termination of employment or separation from service without cause, or upon the occurrence of such other event to the extent specified in the applicable Award Agreement, any restricted stock units that have not previously vested shall be forfeited. The Committee may, in its sole discretion, waive such vesting requirement, or provide for continued vesting consistent with the vesting period in an Award; provided that it shall not waive such requirement or continue such vesting to the extent such action would create adverse tax consequences for a Participant under Code Section 409A or result in any Awards that are intended to constitute performance-based compensation for purposes of Code Section 162(m) to cease to so constitute performance-based compensation. Generally, any Award under the 2014 Equity Incentive Plan to a participant who has experienced a termination of employment, separation from service, or termination of some other service relationship with the Company and its affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement, or, as the Committee may otherwise determine to the extent not prohibited by the 2014 Equity Incentive Plan.
Assuming termination without cause, the holder's death or disability, or that a change in control occurred as of December 31, 2015, the value of the restricted stock unit awards and restricted stock awards outstanding as of such date held by the named executive officers that would vest (a) in accordance with the terms of their grant awards and (b) if the Human Resources and Compensation Committee were to waive all vesting requirements, is as shown below. Amounts shown are based on a price of $25.95 per share, the closing market price on December 31, 2015.

	Termination Value ($)
			Change in Control Value ($)	Death Or Disability Value (S)
Name(1)(2)	Per Grant Terms	Vesting Waived
Augustus C. Griffin	--	$841,351	$841,351	$841,351
David E. Rindom	$1,141,013	1,833,445	1,833,445	1,141,013
David E. Dykstra	937,989	1,588,036	1,588,036	937,989
Thomas K. Pigott	--	155,700	155,700	155,700

(1)
Mr. Tracy's employment with the Company was terminated effective May 28, 2015, and, in connection with such termination, we entered into a Separation Agreement providing certain benefits to Mr. Tracy. For a discussion of payments actually received by, or payable to, Mr. Tracy in connection with his termination of employment, see "Employment Agreements and Other Arrangements - Tracy Severance."

(2)
Mr. Schrick retired from the Company effective December 31, 2015. Mr. Schrick is providing consulting services to the Company, as needed, under the terms of a consulting agreement entered into with the Company on June 23, 2015, and amended on September 1, 2015. For a discussion on the payments actually received by or payable to Mr. Schrick in connection with his retirement, see "Employment Agreements and Other Arrangements – Schrick Retirement."

Equity Compensation Plan Information
The following is a summary of securities authorized for issuance under equity compensation plans as of December 31, 2015:

	(A)	(B)	(C)
	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average of exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))

Equity compensation plans approved by security holders	437,946	$7.09	1,663,365
Equity compensation plans not approved by security holders	—	—	—

Total	437,946	$7.09	1,663,365

Annual Incentive Plan
If an employee's employment during a plan year terminates for any reason, he or she shall not be entitled to the payment of incentive compensation for the plan year. However, the Human Resources and Compensation Committee has full discretion to determine that payment of a prorated annual component may be made when termination results from job elimination, reduction in work force or other similar Company initiative or is otherwise without cause, or is encouraged or induced by incentives offered by us. Upon a change in control, the annual incentive plan terminates. The Committee will determine payments on an annualized basis, based on our performance through the most recently completed quarter for which financial results are available. Incentive compensation will be paid on a pro-rata basis (measured through the end of such quarter) in accordance with the guidelines for payment of annual incentive compensation described in "Compensation Overview – Annual Cash Incentive." The Committee may elect to make a partial incentive compensation payment on the basis of estimated results before the end of the year. Payment is to be made in a lump sum as soon as feasible following the change in control, but in no event later than two and one-half months following the end of the plan year in which the change in control occurs.

DIRECTOR COMPENSATION
YEAR ENDED DECEMBER 31, 2015
The following table shows compensation earned by or paid to all persons who were directors during 2015 who were not also executive officers during such period.

Name	Fees Earned or Paid in Cash ($)(1)(3)(4)	Common Stock (vested) ($)(2)(3)	All Other Compensation ($)	Total ($)
John P. Bridendall	$50,767	$54,983	-	$105,750
David J. Colo	28	25,347	-	25,375
Cloud L. Cray, Jr., Former Director	39,891	24,984	-	64,875
Terrence P. Dunn	20,532	90,635	-	111,167
Anthony P. Foglio	79,433	24,984	-	104,417
George W. Page, Jr.	79,433	24,984	-	104,417
Daryl R. Schaller	73,766	24,984	-	98,750
Karen L. Seaberg	94,766	24,984	-	119,750
M. Jeannine Strandjord	26,039	90,211	-	116,250

(1)
Employee directors do not receive any fees for attendance of any meeting of the Board of Directors. Non-employee directors receive an annual retainer of $90,000 payable as follows: $65,000 in cash paid in quarterly installments (in advance at the election of the director) and $25,000 in restricted stock (which shall vest upon the election of the director). The chairperson of the Audit Committee is paid an additional retainer of $14,000, the chairperson of the Human Resources and Compensation Committee is paid an additional retainer of $7,000 and the chairperson of the Nominating and Governance Committee is paid an additional retainer of $7,000. The annual fee for serving as Chairperson of the Board is $35,000. Additionally, non-employee directors are paid additional compensation for meetings in excess of four board meetings and twelve committee meetings of $3,000 for unscheduled "on-site" meetings, $1,500 for a telephonic Board call and $1,000 for a telephonic committee call.

(2)
Pursuant to the Non-Employee Directors' Restricted Stock Plan, on the first business day following the date of each Annual Meeting of stockholders, each non-employee director was awarded shares of restricted stock with a fair market value of $25,000, as determined on such first business day following the Annual Meeting. Fractional shares were paid in cash. The amount shown in the table is the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Grant date fair value per share was assumed to be the closing price of the Company's Common Stock on the grant date.

(3)
After May 20, 2015, directors were eligible to elect to receive some of all of their future cash compensation in shares of Common Stock. Mr. Bridendall elected to receive half of his cash compensation in shares of Common Stock and Messrs. Colo and Dunn and Ms. Strandjord elected to receive all of their cash compensation in shares of Common Stock.

(4)	Fees for fourth quarter 2015 meetings and retainers were paid during first quarter 2016.

PRINCIPAL STOCKHOLDERS
The following table sets forth, as of February 2, 2016, the number of shares beneficially owned and the percentage of ownership of the Company's Preferred Stock and Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of either class of the Company's capital stock outstanding, (ii) each director and director nominee of the Company, (iii) each of the named executive officers named in the Summary Compensation Table, (iv) all directors and executive officers of the Company as a group.

	Amount and nature of beneficial ownership (a)
Name of beneficial owner	Common Stock		Preferred Stock
	No. of		No. of
	Shares	%	Shares	%
James L. Bareuther	-	*	-	-
John P. Bridendall	65,006	*	-	-
David J. Colo (b)	1,204	*	-	-
Terrence P. Dunn (c)	57,262	*	-	-
David E. Dykstra (d)	23,480	*	-	-
Anthony P. Foglio (e)	28,592	*	-	-
Stephen Glaser (f)	7,512	*	-	-
Augustus C. Griffin (g)	41,400	*	-	-
George W. Page, Jr. (h)	34,634	*	23	5.3
Thomas Pigott (i)	5,500	*	-	-
David E. Rindom (j)	144,734	*	-	-
Daryl R. Schaller, Ph.D. (k)	114,731	*	-	-
Randy M. Schrick (l)	169,763	*	-	-
Karen L. Seaberg (m)	3,727,429	22.3	293	67.0
Laidacker M. Seaberg (n)	929,947	5.6	71	16.2
M. Jeannine Strandjord (o)	39,612	*	-	-
Donald P. Tracy	11,532	*	-	-
All executive officers and directors as a group (14)	4,291,096	25.7	316	-
Kansas University Endowment Association**	-	-	111	25.4
Dimensional Fund Advisors LP***	1,041,463	6.2	-	-

* less than 1%
** Based on Schedule 13D filed by Karen L. Seaberg on December 12, 2013, Kansas University Endowment Association ("KU") received 111 shares of preferred stock as a result of termination of the MGP Ingredients, Inc. Voting Trust.
***Based on its Schedule 13G/A filed on February 9, 2016, Dimensional Fund Advisors LP ("Dimensional") has a business address of Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Its Schedule 13G/A indicates sole voting power over 1,031,890 shares of the Company's Common Stock and sole dispositive power over 1,041,463 shares of the Company's Common Stock. Dimensional furnishes investment advice to investment companies and serves as investment manager to certain trusts and separate accounts, which hold all of the Company's Common Stock reported as beneficially owned on Dimensional's Schedule 13G/A. Dimensional disclaims beneficial ownership of such securities.

(a)
For the purposes of the table, a person is deemed to be a beneficial owner of shares if the person has or shares the power to vote or to dispose of them. Except as otherwise indicated in the table or the footnotes below, as of February 2, 2015, each person had sole voting and investment power over the shares listed in the beneficial ownership table and all stockholders shown in the table as having beneficial ownership of 5% or more of either of the classes of stock had as a business address Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002. Stockholders disclaim beneficial ownership in the shares described in the footnotes as being "held by" or "held for the benefit of" other persons. Mr. Seaberg and Ms. Seaberg are members of a group for purposes of SEC reporting rules governing determinations of beneficial ownership and, accordingly, each may be deemed to be the beneficial owner of the shares shown in the table as beneficially owned by the other members of the group.

(b)	Includes 1,204 shares of Common Stock held directly.

(c)	Includes 768 shares of Common Stock held directly and 56,494 shares of Common Stock held in a trust.

(d)	Includes 23,480 shares of Common Stock held directly.

(e)	Includes 3,592 shares of Common Stock held directly and 25,000 shares of Common Stock held in an IRA.

(f)	Includes 7,512.23 shares of Common Stock held directly.

(g)	Includes 41,400 shares of Common Stock held directly.

(h)	Includes 15,592 shares of Common Stock held directly, 16,000 shares held in an IRA, and 3,042 shares held in a family trust.

(i)	Includes 5,500 shares of Common Stock held directly.

(j)	Includes 16,500 shares of Common Stock held directly, 23,513 shares of Common Stock held in IRA, 8,122 shares of Common Stock held by spouse's IRA and 96,599 shares of Common Stock held in a trust.

(k)	Includes 24,023 shares of Common Stock owned directly, 49,386.855 shares of Common Stock owned through ESPP, 5,000 shares of Common Stock in IRA and 36,321 shares of Common Stock owned in a trust.

(l)	Includes 69,762 shares of Common Stock owned directly, 44,025 shares of Common Stock in IRA, 1,752 shares of Common Stock held by a spouse's IRA and 54,224 shares of Common Stock owned in a trust.

(m)
Includes 29,282 shares of Common Stock held directly, 2,573,967 shares of Common Stock held by the Cray MGP Holdings LP, 165,539 shares of Common Stock held in a trust over which Ms. Seaberg has voting and disposition power, 810,878 shares of Common Stock in spouse's trust over which Ms. Seaberg may be deemed to have voting and disposition power, 119,069 shares of Common Stock in spouse's IRA over which Ms. Seaberg may be deemed to have voting and disposition power, 28,744.234 shares of Common Stock held in ESPP, 222 shares of Preferred Stock held directly and 71 shares of Preferred Stock held by spouse.

(n)	Excludes shares of Common Stock and Preferred Stock held by spouse, Ms. Karen L. Seaberg.

(o)	Includes 2,384 shares of Common Stock held directly and 37,228 shares of Common Stock held in a trust.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and the Company's officers' and directors' written representations, the Company believes that during 2015, all required reports were filed except as follows: (i) David E. Dykstra, David E. Rindom and Randy M. Schrick had late Form 4s relating to their disposition to the Company of 4,160, and 5,720 and 5,720 shares, respectively, of Common Stock withheld for tax liability in connection with the vesting of shares of restricted stock, (ii) Karen Seaberg had a late Form 5 reporting (a) gifts made in 2015 in the sum of 13,386 shares of Common Stock and (b) gifts received in 2015 in the sum of 544 shares of Common Stock, and (c) sales of 931 shares of Common Stock and (iii) David J. Colo and Stephen J. Glaser each had late Form 3s.

RELATED PARTY TRANSACTIONS
The Company's Code of Conduct requires preapproval by the Audit Committee or the Board of Directors of any transaction involving an executive officer or director in which such person might have a conflict of interest with the Company. Examples of conflicts of interest as defined in the Code of Conduct include having a significant financial or other interest in a customer, supplier or competitor of the Company.
We have developed and implemented processes and controls to obtain information from the directors and executive officers about related person transactions, and for then identifying the transactions in which the Company is a participant and the amount involved exceeds or is expected to exceed $120,000 in a single calendar year and the party to the transaction has or will have a direct or indirect interest.
Pursuant to these processes, all directors and executive officers annually complete, sign, and submit a Director and Executive Officer Questionnaire, which is designed to identify related person transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that the Company conducts with other companies for whom any of our directors or executive officers also serve as directors or executive officers. Under the Company's Code of Conduct, if a conflict of interest exists, an executive officer should either have the activity approved by a disinterested member of management or cease engaging in the activity, and any director should either have the activity approved by the Board or the Audit Committee or cease engaging in the activity. Any transaction approved by a member of management must be reported promptly to the Vice President of Human Resources who will, at least annually, present a summary of such transactions to the Audit Committee.
Anthony Foglio, a director of the Company, serves as an employee and is trustee of trusts holding 25% of the equity interest in another company that made purchases from the Company in 2015. The purchases totaled $539,959. Mr. Foglio did not have any involvement in the negotiation of the transaction for either party.
On September 1, 2015, the Company purchased 950,000 shares of the Company's Common Stock in a privately negotiated transaction with F2 SEA Inc., an affiliate of SEACOR Holdings Inc., pursuant to a Stock Repurchase Agreement (the "SEACOR repurchase"). The Company paid $15.25 per share repurchased, for an aggregate consideration of $14,487,500. Prior to the SEACOR Repurchase, F2 SEA Inc. and its affiliates beneficially owned more than 5% of the Company's Common Stock.
The Company has an interest in a joint venture entity named Illinois Corn Processing, LLC ("ICP"). The other owner of ICP is Illinois Corn Processing Holdings, LLC ("ICP Holdings"), a subsidiary of SEACOR Holdings Inc., which, until the SEACOR repurchase, beneficially held more than 5% of the Company's Common Stock. As of December 31, 2015, the Company recorded $2,291,000 of amounts due ICP in its consolidated balance sheet. During the year ended December 31, 2015, the Company purchased approximately $40,787,000 of product from ICP.
During fiscal 2015, there were no transactions involving related persons required to be disclosed under Item 404(a) of SEC Regulation S-K where the Company's policies did not require review, approval or ratification or where such policies and procedures were not followed. Generally, Item 404(a) of Regulation S-K requires disclosure of transactions in which the Company is a participant and the amount involved exceeds or is expected to exceed $120,000 in a single calendar year and the party to the transaction has or will have a direct or indirect interest.
OTHER MATTERS
We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment. A proxy also confers discretionary authority on the persons named to approve minutes of last year's Annual Meeting, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as a director if a nominee herein named should decline or become unable to serve as a director for any reason.

INDEPENDENT PUBLIC ACCOUNTANTS
In 2015, KPMG LLP served as independent registered public accountants. Representatives of KPMG LLP will be present at the stockholders' meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.
AUDIT AND CERTAIN OTHER FEES PAID ACCOUNTANTS
Set forth below are the aggregate fees billed the Company by its principal accountant, KPMG LLP, for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 for (i) professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's reports on Form 10-Q during such year ("Audit Fees"), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees ("Audit-Related Fees"), (iii) professional services rendered for tax compliance, tax advice or tax planning ("Tax Fees") and (iv) other products and services ("Other Fees").
The Audit Committee considers whether the provision of such services is compatible with maintaining the independence of its principal auditor. The Audit Committee has the sole right to engage and terminate the Company's independent auditor, to pre-approve the performance of audit services and permitted non-audit services and to approve all audit and non-audit fees. The Audit Committee has empowered its chairman to act on the Committee's behalf between meetings to approve permitted non-audit services; the chairman must report any such services to the Audit Committee at its next scheduled meeting. The Audit Committee may provide for the pre-approval of services through the adoption of additional pre-approval policies and procedures, provided the policies and procedures are detailed as to the particular services, the Audit Committee is informed of each service and the procedures do not include delegation to management of audit committee responsibilities under the Securities Exchange Act of 1934, as amended. The Audit Committee pre-approved of all services KPMG LLP rendered to the Company for 2015.

Type of Fee	Amount
	2015	2014	2013
Audit Fees	$836,400	$856,350	$684,465
Audit Related Fees	0	0	0
Tax Fees	0	0	0
All Other Fees	0	0	0
Total	$836,400	$856,350	$684,465

PROXY SOLICITATIONS
This proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne directly by the Company. In addition to soliciting proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names. The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners.
STOCKHOLDER PROPOSALS
Including Stockholder Proposals in the 2017 Annual Meeting Proxy Statement. Stockholders who intend to present proposals for inclusion in the Company's proxy statement for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8") must forward them to the Company at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002, Attention: Lori Norlen, Corporate Secretary, so that they are received on or before December 9, 2016. The proposal must comply with applicable securities regulations. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the Annual Meeting by stockholders.

Stockholder Proposals Presented at the 2017 Annual Meeting. With respect to stockholder proposals to be presented at the 2017 Annual Meeting that are not intended to be included in our proxy statement relating to that meeting, pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"), a stockholder's written notice of such proposal, in the form specified in the Bylaws, must be delivered to or mailed and received at our principal executive offices no earlier than January 19, 2017 and no later than February 18, 2017. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company's management will have discretionary authority to vote on any matter of which the Company does not receive notice of by February 18, 2017, with respect to proxies submitted for the 2017 Annual Meeting of the Company's stockholders.
Stockholder Director Nominations. Pursuant to the Bylaws, in order to nominate persons for election to the Board of Directors at the 2017 Annual Meeting of the Company's stockholders, a stockholder must deliver notice of the intention to submit nominations at the meeting, in the form specified in the Bylaws, to the Secretary of the Company no earlier than January 19, 2017 and no later than February 18, 2017.
MGP reserves the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.
HOUSEHOLDING
Only one copy of the Company's Notice, and if applicable, our annual report (as amended) and the Proxy Statement, has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. This procedure is referred to as "householding." In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly and free of charge, upon oral or written request, a separate copy of the Notice, and if applicable, annual report (as amended) and Proxy Statement, to any stockholder at the same address. If you wish to receive a separate copy of the Notice, annual report (as amended) and Proxy Statement, free of charge, you may write to the Corporate Secretary of the Company at MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002 or call the Corporate Secretary at 913-360-5448. You can contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.
COMMUNICATIONS WITH DIRECTORS AND DIRECTOR
ATTENDANCE AT STOCKHOLDER MEETINGS
The Company's policy is to ask directors to attend the Annual Meeting of stockholders, and all of the directors attended last year's Annual Meeting. Stockholders may communicate directly with Board members by writing the Board or individual Board members in care of the Company's Secretary at the Company's executive offices. Letters should be addressed as follows: Name of director - In care of Lori Norlen, Corporate Secretary - MGP Ingredients, Inc. – Cray Business Plaza, 100 Commercial Street, P.O. Box 130 - Atchison, Kansas 66002.

By Order of the Board of Directors

/s/ Karen Seaberg
Karen Seaberg
Chairperson of the Board

April 8, 2016
Cray Business Plaza 100 Commercial Street P.O. Box 130 Atchison, Kansas 66002-0130 Phone: 913-367-1480 www.mgpingredients.com

Appendix A

MGP INGREDIENTS, INC.
2014 EQUITY INCENTIVE PLAN (as amended and restated)

TABLE OF CONTENTS

SECTION 1 DEFINITIONSA-1
1.1Definitions    A-1
SECTION 2 THE LONG-TERM INCENTIVE PLANA-6
2.1Purpose of the Plan    A-6
2.2Stock Subject to the Plan    A-7
2.3Administration of the Plan    A-7
2.4Eligibility and Limits    A-8
SECTION 3 TERMS OF AWARDSA-8
3.1Terms and Conditions of All Awards    A-8
3.2Terms and Conditions of Options    A-9
3.3Terms and Conditions of Stock Appreciation Rights    A-11
3.4Terms and Conditions of Restricted Stock and Restricted Stock Units    A-12
3.5Terms and Conditions of Other Stock-Based Awards    A-13
3.6Terms and Conditions of Cash Performance Awards    A-13
3.7Vesting of Awards    A-14
3.8Treatment of Awards on Termination of Service    A-14
SECTION 4 RESTRICTIONS ON STOCKA-14
4.1Escrow of Shares    A-14
4.2Restrictions on Transfer    A-15
SECTION 5 GENERAL PROVISIONSA-15
5.1Withholding    A-15
5.2Changes in Capitalization; Merger; Liquidation    A-15
5.3Cash Awards    A-16
5.4Compliance with Code    A-16
5.5Right to Terminate Employment or Service    A-17
5.6Non-Alienation of Benefits    A-17
5.7Restrictions on Delivery and Sale of Shares; Legends    A-17
5.8Listing and Legal Compliance    A-18
5.9Termination and Amendment of the Plan    A-18
5.10Stockholder Approval    A-18
5.11Choice of Law    A-18
5.12Effective Date of Plan    A-18

A-i

5.13Unfunded Plan    A-18
5.14Duration of Plan    A-18

A-ii

MGP INGREDIENTS, INC.
2014 EQUITY INCENTIVE PLAN
SECTION 1 DEFINITIONS
1.1    Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:
(a)    “Affiliate” means:
(1)    Any Subsidiary or Parent;
(2)    An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or
(3)    Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.
(b)    “Award Agreement” means any written agreement, contract, or other instrument or document as may from time to time be designated by the Company as evidencing an Award granted under the Plan.
(c)    “Awards” means, collectively, Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Cash Performance Awards.
(d)    “Board” or “Board of Directors” means the board of directors of the Company.
(e)    “Cash Performance Award” means a bonus payable in cash, as described in Section 3.6.
(f)    “Change in Control” means the occurrence of any one of the following events or any additional event provided in an Award Agreement, provided that in no event will an Award Agreement provide that a Change in Control occur until the consummation or effectiveness of a Change in Control and may not provide that such a Change in Control will occur upon the announcement, commencement, stockholder approval, or other potential occurrence of any such event:
(i)    The closing of an acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 50% of the then outstanding shares of common stock of the Company or 50% of the then outstanding shares of preferred stock of the Company;

(ii)    Individuals who, at the beginning of any twelve (12) month period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming following the start of such twelve (12) month period whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;
(iii)    A reorganization, merger, or consolidation of the Company, in each case, pursuant to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own collectively as a group more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company’s then outstanding voting securities; or
(iv)    The liquidation or dissolution of the Company or of the Company’s approval of the sale of more than 50% of the assets of the Company over no greater than an 18 month period measured as of the effective date of the first such sale.
(g)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.
(h)    “Committee” means the Human Resources and Compensation Committee of the Board or a subcommittee thereof formed by the Human Resources and Compensation Committee to act hereunder. In all events, the Committee shall consist solely of two or more members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded.
(i)    “Company” means MGP Ingredients, Inc., a Kansas corporation.
(j)    “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy is maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time.
(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(l)    “Exercise Price” means the exercise price per share of Stock purchasable under an Option.

(m)    “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows:
(1)    if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the closing price at which Stock shall have been listed and traded on such date or, if there is no closing price on that date, on the trading day immediately preceding such date, as reported by any such exchange or system on which the shares of Stock are then traded;
(2)    if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.
(n)    “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.
(o)    “Nonqualified Stock Option” means a stock option that is not an Incentive Stock Option.
(p)    “Option” means a Nonqualified Stock Option or an Incentive Stock Option.
(q)    “Other Stock-Based Award” means an Award described in Section 3.5 that has a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock and may be settled in cash or in Stock. Other Stock-Based Awards may include, but not be limited to, grants of Stock, grants of rights to receive Stock in the future, or dividend equivalent rights.
(r)    “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Parent or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).
(s)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Code Section 424(f) or regulations and rulings thereunder.
(t)    “Participant” means an individual who receives an Award hereunder.

(u)    “Performance Goals” means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarters’ or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

1.	earnings per share or cash earnings per share;

2.	operating cash flow;

3.	free cash flow, including EBIT, EBITDA, or adjusted EBITDA;

4.	cash flow return on investments;

5.	cash available;

6.	working capital;

7.	revenue or net revenue;

8.	stock price;

9.	total shareholder return;

10.	return on: invested capital, shareholder equity, or total assets;

11.	market share;

12.	economic value added;

13.	margin in relation to: gross profits, operating income or net income;

14.	gross profit;

15.	operating income;

16.	net income;

17.	expenses or operating expenses;

18.	cost or expense reduction goals;

19.	productivity of employees as measured by revenues, costs, or earnings per employee;

20.	improvements in capital structure, including increases or decreases in financial leverage;

21.	capacity, efficiency or utilization of distilling, ingredients or warehousing facilities;

22.	enterprise value;

23.	completion of acquisitions or business expansion;

24.	safety record;

25.	production or warehousing of premium whiskey in barrels; or

26.	any combination of the foregoing.

These business criteria may be applied on a pre- or post-tax basis and the administrator of the Equity Plan may, when the applicable incentive goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, including any one or more of the following: stock-based compensation expense; income or losses from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments or the sale of assets; extraordinary gains or losses; the cumulative effect of accounting changes; acquisitions or divestitures; foreign exchange impacts; any unusual, nonrecurring gain or loss; sales and use tax settlement; and gain on non-monetary transactions. As established by the administrator of the Equity Plan, the incentive goals may include, without limitation, GAAP and non-GAAP financial measures.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under FAS 123R; amortization of acquired technology and intangibles; asset write-downs; litigation or claim judgments or settlements; changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable.

(v)     “Performance Period” means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.
(w)    “Plan” means this MGP Ingredients, Inc. 2014 Equity Incentive Plan.
(x)    “Restricted Stock” means an Award that is Share issued with those certain transfer and forfeiture restrictions as the Committee may choose to impose, and which such restrictions shall lapse as determined by the Committee and as set forth in the Award Agreement with respect to such Award.
(y)    “Restricted Stock Unit” means an Award that is valued by reference to the Fair Market Value of one Share, and which is settled in Shares or cash as determined by the Committee and set forth in the Award Agreement for such Award upon the achievement of certain vesting restrictions established by the Committee.
(z)    “Separation from Service” shall mean a termination of a Participant’s employment or other service relationship with the Company, subject to the following requirements:
(1)    in the case of a Participant who is an employee of the Company, a termination of the Participant’s employment where either (A) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (B) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months); or
(2)    in the case of a Participant who is an independent contractor engaged by the Service Recipient, a termination of the Participant’s service relationship with the Service Recipient either (A) upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Service Recipient if the expiration constitutes a good-faith and complete termination of the contractual relationship; or
(3)    in any case, as may otherwise be permitted under Code Section 409A.
(aa)    “Stock” means the Company’s common stock.
(bb)    “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.
(cc)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.
(dd)    “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.
SECTION 2 THE LONG-TERM INCENTIVE PLAN
2.1    Purpose of the Plan. The Plan is intended to (a) provide incentives to certain officers, employees, consultants, and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, consultants, and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and

(c) provide a means of obtaining, rewarding and retaining officers, employees, consultants, and other service providers.
2.2    Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, one million five hundred thousand (1,500,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise, settlement, or payment pursuant to Awards, all or any of which may be pursuant to any one or more Award, including without limitation, Incentive Stock Options. No shares from the MGP Ingredients, Inc. 2004 Stock Incentive Plan shall be available or become available under this Plan, and no additional awards shall be issued under such plan on or after the Effective Date. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of an Award under this Section, any shares of Stock withheld to satisfy tax withholding obligations or the Exercise Price of an Award shall be considered issued under the Plan.
2.3    Administration of the Plan.
(a)    The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, consultants, and other service providers of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.
(b)    Notwithstanding any other provision of this Plan, and the extent not inconsistent with applicable law (including Code Section 162(m) with respect to Awards intended to comply with the performance–based compensation exception to Code Section 162(m)) the Board of Directors may by resolution authorize one or more officers of the Company and/or the Chairman of the Compensation Committee of the Board of Directors to do one or both of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act) to receive Awards under the Plan, and (2) determine the number of shares of Stock subject to such Awards; provided however, that the resolution shall specify the total number of shares of Stock that may be granted subject to such Awards.

2.4    Eligibility and Limits. Awards may be granted only to officers, employees, consultants, and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In no event may Awards by granted to non-employee members of the Board of Directors under this Plan. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s). To the extent required under Section 162(m) of the Code and the regulations thereunder, as applicable, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights, or (c) other Awards (other than Other Stock-Based Awards that are payable in cash or Cash Performance Awards), to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, may be granted during any calendar year to any employee may not exceed two hundred thousand (200,000), and the maximum aggregate dollar amount that may be paid in any calendar year to any employee with respect to Other Stock-Based Awards that are payable in cash and Cash Performance Awards may not exceed One Million Dollars ($1,000,000). No more than one million (1,000,000) shares of Stock shall be issued pursuant to the exercise of Incentive Stock Options. If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 2.4.
SECTION 3 TERMS OF AWARDS
3.1    Terms and Conditions of All Awards.
(a)    The number of shares of Stock as to which an Award may be granted or the amount of an Award will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.
(b)    Each Award will either be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award. Performance Goals, if any, shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than within ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award and such Performance Goal is not based solely on the increase in the Fair Market Value of the Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement is subject to the terms of the Plan and any provisions contained in the Award Agreement that are inconsistent with the Plan are null and void. To the extent an Award is subject to Performance Goals with the intent that the Award constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting, modifying, and settling such Award. The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).
(c)    The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares, if any, covered by the Award, and has taken all such other actions necessary to complete the grant of the Award or such later date as may be specified in the approval of such Award.
(d)    Awards are not transferable or assignable except by will or by the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death, and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed within ninety (90) days of the Participant’s death, by the person(s) taking under the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death; except to the extent that the Committee may provide otherwise as to any Awards other than Incentive Stock Options.
(e)    After the date of grant of an Award, the Committee may, in its sole discretion, modify the terms and conditions of an Award, except to the extent that such modification would adversely affect the rights of a Participant under the Award (except as otherwise permitted under the Plan or Award) or would be inconsistent with other provisions of the Plan.
3.2    Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a)    Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than one hundred and ten percent (110%) of the Fair Market Value on the date the Option is granted.
(b)    Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option shall be as specified in the applicable Award Agreement, but shall in no event be exercisable after the expiration of ten (10) years after the date the Option is granted.
(c)    Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash, cash equivalents, or, if the Award Agreement provides, any of the following, but in any case subject to such procedures or restrictions as the Committee may impose:
(i)    by delivery to the Company of a number of shares of Stock owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;
(ii)    in a cashless exercise through a broker, except if and to the extent prohibited by law as to officers and directors, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; or
(iii)    by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.
Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.
(d)    Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a change in control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary.
(e)    Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), a Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.
(f)    Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.
(g)    No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.
(h)    No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the exercise price of an Option may not be reduced after the grant of the Option and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock, cash, or any other Award.
3.3    Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price, which may not be less than the Fair Market Value on the date of grant.
(a)    Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant, at the discretion of the Committee, the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.
(b)    Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.
(c)    No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the price of a Stock Appreciation Right may not be reduced after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered in consideration of, or in exchange for, the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered, Stock, cash, or any other Award.
3.4    Terms and Conditions of Restricted Stock and Restricted Stock Units. Each Restricted Stock Unit and Restricted Stock Award granted under the Plan must be evidenced by an Award Agreement.
(a)    Restricted Stock. A Participant’s right to retain a Restricted Stock granted hereunder shall be subject to such restrictions, including but not limited to his or her continuous service for the Company or an Affiliate for a restriction period specified by the Committee or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. Unless explicitly provided for otherwise in an Award Agreement, if a Participant experiences a Termination of Employment for any reason, any Shares as to which the forfeiture restrictions have not been satisfied (or waived or accelerated as provided herein) shall be forfeited, and all Shares related thereto shall be immediately returned to the Company. Except to the extent otherwise provided in the Award Agreement entered into with respect to a grant of Restricted Stock, a Participant shall have all voting, dividend, liquidation and other rights with respect to the Shares represented by such Restricted Stock upon his or her becoming the holder of record of such Restricted Stock.
(b)    Restricted Stock Units. An Award of Restricted Stock Units is a grant by the Company of a specified number of units, which shall each represent one Share credited to a notional account maintained by the Company, with no Shares actually awarded or transferred to the Participant in respect of such units until settlement of such Restricted Stock Unit as provided in the relevant Award Agreement. Settlement of a Restricted Stock Unit may be contingent upon satisfaction of such conditions, including continuous service for the Company or an Affiliate for a restriction period specified by the Committee or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Restricted Stock Unit. Unless explicitly provided for otherwise in an Award Agreement, if a Participant experiences a Separation from Service for any reason, any Restricted Stock Units that have not then settled shall be forfeited, and such Participant shall have no further rights to receive Shares thereunder. Except to the extent otherwise provided in the Award Agreement entered into with respect to a grant of Restricted Stock Units, a Participant shall have no voting, dividend, liquidation and other rights with respect to the Shares represented by such Restricted Stock Units until settlement of his or her Restricted Stock Units. Except to the extent otherwise provided in the Award Agreement entered into with respect to a grant of Restricted Stock Units, all Restricted Stock Units will settle no later than March 15 of the calendar year following the calendar year in which any settlement conditions with respect to such Restricted Stock Units lapse.
3.5    Terms and Conditions of Other Stock-Based Awards.  An Other Stock-Based Award shall entitle the Participant to receive, at a specified date, payment of an amount equal to all or a portion of either (i) a specified or determinable number of shares of Stock granted by the Committee, (ii) the value of a specified or determinable number of shares of Stock granted by the Committee, or (iii) a percentage or multiple of the value of a specified number of shares of Stock determined by the Committee. At the time of the grant, the Committee must determine the specified number of shares of Stock or the percentage or multiple of the specified number of shares of Stock, as may be applicable; and the Performance Goals, if any, applicable to the determination of the ultimate payment value of the Other Stock-Based Award. The Committee may provide for an alternate percentage or multiple under certain specified conditions.
(a)    Payment.  Payment in respect of Other Stock-Based Awards may be made by the Company in cash or shares of Stock as provided in the applicable Award Agreement or, in the absence of such provision, as the Committee may determine.
(b)    Conditions to Payment.  Each Other Stock-Based Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement; provided, however, that subsequent to the grant of a Other Stock-Based Award, the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which such Other Stock-Based Award may be paid in whole or in part, subject to the requirements of Section 3.4.
3.6    Terms and Conditions of Cash Performance Awards.  A Cash Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Cash Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals, if any, applicable to the determination of the ultimate payment value of the Cash Performance Award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions.

(a)    Payment.  Payment in respect of Cash Performance Awards shall be made by the Company in cash.
(b)    Conditions to Payment.  Each Cash Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement; provided, however, that subsequent to the grant of a Cash Performance Award, the Committee, at any time before complete termination of such Cash Performance Award, may accelerate the time or times at which such Cash Performance Award may be paid in whole or in part.
3.7    Vesting of Awards.  Restricted Stock, Restricted Stock Units, Options, and Stock Appreciation Rights shall vest over a period of not less than three (3) years from the date of grant of such Award, provided that such Award may vest earlier on a pro-rata basis over any vesting period or upon the occurrence of a Change in Control or the Participant’s death, Disability, Termination of Employment or Separation from Service without cause, or other event to the extent specified in the appropriate Award Agreement. The Committee may, in its sole discretion, waive such vesting requirement or provide for continued vesting consistent with the vesting period in an Award; provided that, it shall not waive such requirement or continue such vesting to the extent such action would create adverse tax consequences for a Participant under Code Section 409A or result in any Awards that are intended to constitute performance-based compensation for purposes of Code Section 162(m) to cease to so constitute performance-based compensation.
3.8    Treatment of Awards on Termination of Service.  Except as otherwise provided by Plan Section 3.2(e), any Award under this Plan to a Participant who has experienced a Termination of Employment, Separation from Service, or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement, or, as the Committee may otherwise determine to the extent not prohibited by the Plan. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment, Separation from Service or termination of some other service relationship or such other factors as the Committee determines are relevant to its decision to continue the Award.
SECTION 4 RESTRICTIONS ON STOCK
4.1    Escrow of Shares.  Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Award Agreement so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement providing for transfer of shares of Stock to the Custodian may require a Participant to complete an irrevocable stock power appointing the Custodian or the Custodian’s designee as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Award Agreement, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Award Agreement, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Award Agreement and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.
4.2    Restrictions on Transfer.  The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Award Agreement. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement.
SECTION 5 GENERAL PROVISIONS
5.1    Withholding.  The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Award. A Participant may satisfy the withholding obligation in cash, cash equivalents, or if and to the extent the applicable Award Agreement or Committee procedure so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of an Award.
5.2    Changes in Capitalization; Merger; Liquidation.
(a)    The number of shares of Stock reserved for the grant of Awards; the number of shares of Stock reserved for issuance upon the exercise, settlement, vesting, grant or payment, as applicable, of each outstanding Awards (if any); the Exercise Price of each outstanding Option, the threshold price of each outstanding Stock Appreciation Right, the specified number of shares of Stock to which each outstanding Award pertains, the total number of shares of Stock that may be subject to Awards granted by one or more officers of the Company and/or the Chairperson of the Compensation Committee of the Board of Directors, and the maximum number of shares as to which Options, Stock Appreciation Rights, and other Awards may be granted to an employee during any calendar year, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).
(b)    In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, the assumption of awards not originally granted under the Plan, or the adjustment of outstanding Awards, the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Award, all as may be provided in the applicable Award Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section may not otherwise diminish the then value of the Award.
(c)    Notwithstanding any other provision of this Plan to the contrary, in taking any action pursuant to Subsection (a) or (b) with respect to a Nonqualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Nonqualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment. Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.
(d)    The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.
5.3    Cash Awards.  The Committee may, at any time and in its discretion, grant to any holder of an Award the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Award or the exercise of rights thereunder.
5.4    Compliance with Code.

(a)    Code Section 422.     All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.
(b)    Code Section 409A.     Except to the extent provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, and / or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.
5.5    Right to Terminate Employment or Service.  Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, consultant, or other service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.
5.6    Non-Alienation of Benefits.  Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.
5.7    Restrictions on Delivery and Sale of Shares; Legends.  Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.
5.8    Listing and Legal Compliance.  The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.
5.9    Termination and Amendment of the Plan.  The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors shall obtain stockholder approval for any amendment to the Plan that, except as provided under Section 5.2 of the Plan, increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require stockholder approval under the rules of the applicable exchange. Unless the Award Agreement explicitly provides otherwise, no such termination or amendment without the consent of the holder of an Award may adversely affect the rights of the Participant under such Award.
5.10    Stockholder Approval.  The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Award granted hereunder will be void.
5.11    Choice of Law.  The laws of the State of Kansas shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.
5.12    Effective Date of Plan.  The Plan shall become effective as of the date the Plan was approved by the Board of Directors, regardless of the date the Plan is signed.
5.13    Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
5.14    Duration of Plan.  This Plan shall remain in effect for a term of ten years following the Effective Date (i.e., until April 1, 2024) or until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions, whichever occurs first, unless this Plan is sooner terminated pursuant to Section 5.9 hereof. No Awards shall be granted pursuant to the Plan after such Plan termination or expiration, but outstanding Awards may extend beyond that date. The date and time of approval by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted, or such later effective date as determined by the Committee, notwithstanding the date of any Agreement with respect to such Award; provided, however, that the Committee may grant Awards to persons who are about to become non-employee Directors, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that such specified contingencies shall include, without limitation, that such person becomes a non-employee Director.
IN WITNESS WHEREOF, the Company has executed this Plan, as amended and restated, and the Plan, as amended and restated, has become effective as of _________________, 2016.

By:

Title:

MGP INGREDIENTS, INC.
CRAY BUSINESS PLAZA
100 COMMERICAL STEET
ATCHISON, KS 66002-0130

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

1	James L. Bareuther	2	David J. Colo	3	Terrence P. Dunn	4	Anthony P. Foglio	5	Augustus C. Griffin
6	George W. Page, Jr.	7	Daryl R. Schaller	8	Karen L. Seaberg	9	M. Jeannine Strandjord		

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000284665_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

MGP INGREDIENTS, INC.
Annual Meeting of Shareholders
May 19, 2016 10:00 AM CDT
This proxy is solicited by the Board of Directors

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY. The undersigned appoints Augustus C. Griffin, Thomas K. Pigott, and Karen L. Seaberg, or any of them, each with full power to appoint his or her substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on May 19, 2016, or at any adjournment thereof.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business.

VOTING INSTRUCTION. To participants in the MGP Ingredients, Inc. Employee Stock Purchase Plan (the "ESPP"): This proxy/voting instruction card constitutes your voting instructions to the Plan Administrator, Wells Fargo, to vote in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESPP and allocated to the account of the undersigned at the Annual Meeting of Shareholders to be held on May 19, 2016, or at any adjournment thereof.

IF YOU ARE A PARTICIPANT IN THE ESPP AND DO NOT DIRECT HOW THE ESPP SHARES SHOULD BE VOTED, THE PLAN ADMINISTRATOR WILL NOT VOTE THESE ESPP SHARES.

The undersigned has received the Company's Report for the fiscal year ended December 31, 2015 and its Proxy Statement.

Continued and to be signed on reverse side

0000284665_2 R1.0.1.25